Exhibit 10.1

LOAN AND SECURITY AGREEMENT

among

Applied optoelectronics, inc.,

as Borrower

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

BOKF, NA
DBA BOK FINANCIAL

as Administrative Agent

Table of Contents

Page

1.	Definitions.		1

2.	Loans and Letters of Credit.		25
	2.1	Revolving Loan Terms; Borrowing Base; Letters of Credit	25
	2.2	[Reserved]	29
	2.3	Term; Effective Date	29
	2.4	Borrowing	30
	2.5	Collection of Accounts and Application to Obligations	31
	2.6	Interest and Interest Related Matters	34
	2.7	Notification; Verification; Power of Attorney	35
	2.8	Fees	36
	2.9	Limitations on Revolving Advances	37
	2.10	Account Stated	37
	2.11	Payments to be Free of Deductions	37
	2.12	Capital Adequacy	37
	2.13	Certificate	38
	2.14	Inability to Determine Rates	38
	2.15	Illegality	38
	2.16	Benchmark Replacement Setting	38
	2.17	Administrative Borrower	39
	2.18	Defaulting Lender	40

3.	Borrowers’ Representations and Warranties.		42
	3.1	Organization and Qualification	42
	3.2	Name; Chief Executive Office; Collateral Location; and Federal Employer Identification Number	42
	3.3	Capitalization	42
	3.4	Authorization	43
	3.5	No Approval Necessary	43
	3.6	Accuracy of Financial Statements	43
	3.7	No Pending or Threatened Litigation	44
	3.8	Full and Accurate Disclosure	44
	3.9	Compliance with Laws	44
	3.10	ERISA.	45
	3.11	Operation of Business	45
	3.12	Domestic Subsidiaries	46
	3.13	Payment of Taxes	46
	3.14	First Lien in Collateral	46
	3.15	Intellectual Property Rights	46
	3.16	Solvency	47
	3.17	Rate Management Agreements	47
	3.18	Insurance	47

i

	3.19	No Event of Default	47
	3.20	Brokers Fees; Transaction Fees	47
	3.21	Outbound Investments	48

4.	Borrowers’ Affirmative Covenants.		48
	4.1	Use of Proceeds	48
	4.2	Compliance with Laws	48
	4.3	Tax Filings; Payment of Taxes and Obligations	49
	4.4	Reporting	49
	4.5	Borrowers’ Insurance.	51
	4.6	Books and Records; Inspection; Collateral Examination and Appraisals; Titled Collateral	53
	4.7	Maintenance of Property; Location of Property; Disposition of Property	54
	4.8	Delivery of Instruments, etc	54
	4.9	[Reserved]	54
	4.10	Post-Closing Matters	54
	4.11	Rate Management Agreements	54
	4.12	New Subsidiaries	54

5.	Borrower’s Negative Covenants.		55
	5.1	Negative Pledge.	55
	5.2	Indebtedness	56
	5.3	Guarantees.	56
	5.4	Investments and Domestic Subsidiaries	56
	5.5	Dividends and Distributions	57
	5.6	Salaries	57
	5.7	ERISA	57
	5.8	Change in Nature of Business; Preservation of Existence; Place of Business; Name	57
	5.9	Amendment or Change to Organizational Documents	58
	5.10	Windup; Consolidation and Merger; Asset Acquisitions	58
	5.11	Sale or Transfer of Assets; Suspension of Business Operations	58
	5.12	Sale and Leaseback	58
	5.13	Accounting	58
	5.14	Discounts, etc	58
	5.15	Subordinated Debt	58
	5.16	Outbound Investments	58
	5.17	Anti-Hoarding	58

6.	Financial Covenants - Minimum Fixed Charge Coverage Ratio.		59

7.	Conditions Precedent.		59
	7.1	Conditions Precedent to Initial Advance	59
	7.2	Additional Conditions Precedent to All Advances	60

ii

8.	Events of Default.		60
	8.1	Events of Default	60
	8.2	Immediate Default and Acceleration	62
	8.3	No Waiver of Event of Default	62
	8.4	Remedies upon Event of Default	62
	8.5	Rights and Remedies Cumulative; Waiver of Demand	63
	8.6	Entry upon Locations; Sale or Other Disposition of Collateral by Administrative Agent	63
	8.7	Borrowers’ Authorizations; Power of Attorney	64
	8.8	Standards for Exercising Rights and Remedies	65
	8.9	WAIVER OF NOTICE	65

9.	Expenses and Indemnity.		65
	9.1	Payment of Expenses and Attorneys’ Fees	65
	9.2	Indemnification	66

10.	Security for Obligations.		66
	10.1	Security Interest	66
	10.2	Collateral	66
	10.3	Deposit Accounts; Treasury Management Services	66
	10.4	Conditions to Termination	67
	10.5	Borrowers’ Locations	67
	10.6	License	67
	10.7	No Sale of Accounts; Collateral Related Matters; Application of Proceeds	67
	10.8	Cash Collateral	68

11.	Administrative Agent Matters.		68
	11.1	Appointment	68
	11.2	Nature of Duties	69
	11.3	Lack of Reliance on Administrative Agent	69
	11.4	Resignation of Administrative Agent; Successor Administrative Agent	69
	11.5	Certain Rights of Administrative Agent	70
	11.6	Reliance	70
	11.7	Notice of Default	70
	11.8	Indemnification	70
	11.9	Administrative Agent in its Individual Capacity	70
	11.10	Borrowers’ Undertaking to Administrative Agent	70
	11.11	No Reliance on Administrative Agent’s Customer Identification Program	71
	11.12	Other Agreements	71
	11.13	Erroneous Payments	71
	11.14	Authority to Release Liens and Collateral	73

iii

12.	Miscellaneous.		73
	12.1	Governing Agreement	73
	12.2	Borrowers’ Obligations and Administrative Agent’s Cumulative Remedies; No Waiver	73
	12.3	Right to Perform for Borrowers	73
	12.4	Assignability; Participations	73
	12.5	Third Party Beneficiaries	75
	12.6	Governing Law	75
	12.7	Severability of Invalid Provisions	75
	12.8	Interpretation	76
	12.9	Survival and Binding Effect of Representations, Warranties, and Covenants	76
	12.10	Patriot Act	77
	12.11	Limitation of Consequential Damages	77
	12.12	Revival Clause	77
	12.13	Jury Trial Waiver; Bond Waiver; Jurisdiction	77
	12.14	Notices	78
	12.15	Duplicate Originals; Counterpart Execution	79
	12.16	Further Assurances	79
	12.17	Retention of Records	79
	12.18	Sharing of Information; Confidentiality	80
	12.19	Nature and Extent of each Borrower’s Liability	80
	12.20	Rates	82
	12.21	Integrated Agreement and Subsequent Amendment	82

iv

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is entered into and made as of July 31, 2025 (the “Effective Date”), by and among the Lenders (as that term is hereinafter defined), BOKF, NA dba BOK Financial, as administrative agent for the Lenders (in such capacity, together with its participants, successors and assigns, “Administrative Agent”), and Applied Optoelectronics, Inc., a Delaware corporation (“Applied Optoelectronics”; together with those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing a joinder agreement in form and substance satisfactory to Administrative Agent, each, together with its successors and permitted assigns, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).

1. Definitions.

All capitalized terms not herein defined shall have the meaning set forth in the UCC. As used herein, the term:

“Acceptable Accountant” means (a) on the Effective Date, the accounting firm of Grant Thornton, or (b) any other independent certified public accountant selected by Borrowers and acceptable to Administrative Agent.

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Administrative Agent (a) from an appraisal company satisfactory to Administrative Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Administrative Agent, and (c) the results of which are satisfactory to Administrative Agent, in each case, in Administrative Agent’s Permitted Discretion.

“Account Debtor” means account debtor as defined in the UCC.

“Accounts” means accounts as defined in the UCC.

“Administrative Agent” shall have that meaning ascribed thereto in the preamble to this Agreement.

“Administrative Borrower” shall have that meaning ascribed thereto in Section 2.17.

“Advance” means a Revolving Advance and a Swing Loan.

“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer or the equivalent thereof of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agreement” shall have that meaning ascribed thereto in the preamble to this Agreement.

“Anti-Hoarding Excess Amount” shall have the meaning set forth in Section 5.17.

1

“Applicable Margin” means (a) for Revolving Loans and Swing Loans that are SOFR Loans, three and one-half of one percent (3.50%) per annum and (b) for Revolving Loans and Swing Loans bearing interest at the Prime Rate, two and one-half of one percent (2.50%) per annum.

“Available Software” shall have that meaning ascribed thereto in Section 3.15(b).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

2

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“BOKF” means BOKF, NA dba BOK Financial.

“Borrower” or “Borrowers” shall have that meaning ascribed thereto in the preamble to this Agreement.

3

“Borrower’s Deposit Account” means any deposit account maintained by any Borrower or represented by an employee of any Borrower to be maintained by such Borrower with Administrative Agent, and any other account maintained by any Borrower with Administrative Agent into which any Borrower directs Administrative Agent to make Revolving Advances or payments.

“Borrowing Base” shall have that meaning ascribed thereto in Section 2.1(b).

“Borrowing Base Certificate” shall have that meaning ascribed thereto in Section 4.4(b).

“Business Day” means any day not a Saturday, Sunday, legal holiday in the State of Texas, or day on which state or national banks in the State of Texas are authorized to close.

“Capital Expenditures” means, with respect to the Borrowers for any applicable period, all expenditures of the Borrowers made or incurred, which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrowers including capital leases, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of property to the extent (a) financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the property being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the property being replaced, (iii) from the proceeds of other asset dispositions which a Borrower is permitted to retain in accordance with the terms and conditions set forth in this Agreement, or (iv) from proceeds of capital contributed directly or indirectly by, or equity interests of a Borrower issued or (b) actually paid for by a third party for which neither any Borrower nor any Subsidiary of any Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person.

“Capital Lease Obligations” means, with respect to each leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease on the balance sheet of the lessee, the amount of the liability shown on the balance sheet of any Person in respect of such leasing or similar arrangement, determined for the Borrowers on a consolidated basis in accordance with GAAP.

“Cash Collateral Account” means a deposit account belonging to Administrative Agent into which each Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of Administrative Agent and not subject to withdrawal by any Borrower, with any amounts therein to be credited to Borrower and held for application toward payment of any outstanding Letters of Credit when drawn upon or otherwise applied to the Obligations hereunder, with the remaining balance, if any, after such application remitted to the Borrower pursuant to Section 2.5(c)(iv)(L), as Administrative Agent may determine in its Permitted Discretion.

“Change of Control” means (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of fifty percent (50%) or more of the Equity Interests of Applied Optoelectronics having ordinary voting power for the election of directors (or Persons performing similar functions), (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of Applied Optoelectronics cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or (c) the occurrence of any event (whether in one or more transactions, but excluding any transaction that is expressly permitted by this Agreement) which results in Applied Optoelectronics failing to individually or collectively own, directly or indirectly, 100% of the Equity Interests (on a fully diluted basis) of each Guarantor.

4

“Collateral” means all of each Borrower’s (but not any Foreign Subsidiary) now owned or hereafter acquired right, title and interest in and to all property, wherever located, including the following: (a) all Accounts, chattel paper and electronic chattel paper, General Intangibles (including tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists and licenses), documents, instruments, securities, deposit accounts and certificates of deposit; (b) all Inventory and goods, wherever located; (c) all letter-of-credit rights and letters of credit, all sums on deposit in any Collection Account and the Cash Collateral Account, and any items in any lockbox; (d) all Equipment and fixtures, wherever located, and, in the case of all goods, all accessions, all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods and all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all books and records relating to all of the foregoing property and interests in property, including all computer programs, printed output and computer readable data in the possession or control of any Borrower, any computer service bureau or other third party; (f) all investment property; (g) all real property identified in any mortgage, deed, deed of trust or other security or encumbrance instrument executed by or for the benefit of any Borrower in favor of or for the benefit of Administrative Agent; (h) all money or other assets of any Borrower that come into the possession, custody, or control of Administrative Agent for the benefit of the Lenders now or in the future; (i) all collateral subject to the Lien of any of the Security Documents; (j) all additions to, substitutions and replacements for, any of the foregoing; (k) all products and Proceeds of the foregoing, including all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing; and (l) all books and records of each Borrower, including all mail or email addressed to such Borrower.

“Collection Account” shall have that meaning ascribed thereto in Section 2.5(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Compliance Certificate” shall have that meaning ascribed thereto in Section 4.4(a).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.6(h) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Group” means, collectively, each Borrower and each Permitted Subsidiary.

“Default” means any event or conditions which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Default Rate” shall have that meaning ascribed thereto in Section 2.6(b).

5

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its pro rata share of any Advances, (ii) if applicable, fund any portion of its pro rata share of Letters of Credit or Swing Loans, or (iii) pay over to Administrative Agent, LC Issuer, Swing Loan Lender, or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.1(d)(v) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Digicomm Accounts” means Eligible Accounts owing by Digicomm International.

“Digicomm Accounts Limit” means $20,000,000, as such amount may be increased or decreased from time to time by the Administrative Agent in its Permitted Discretion.

“Disposition” means the sale, lease, exchange, conveyance or other disposition of assets by any Borrower.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States Dollars.

“Domestic In-Transit Inventory” means any Inventory (a) located in the United States or Canada and is in transit with a common carrier or in transit from vendors and suppliers and (b) that would otherwise qualify as Eligible Inventory but for clause (g) of such definition and so long as (i) the Administrative Agent shall have received (1) upon request, a true and correct copy of the bill of lading and other shipping documents for such Inventory and (2) evidence of satisfactory casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, or (ii) if the bill of lading is non-negotiable, upon request, the Administrative Agent shall have received a duly executed Collateral Access Agreement, in form and substance reasonably satisfactory to the Administrative Agent, from the applicable customs broker, freight forwarder or carrier for such Inventory; and (iii) the common carrier is not an Affiliate of the Loan Parties or of the applicable vendor or supplier.

6

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, for any applicable period, the sum of (a) Net Income for such period, plus (without duplication) (b) to the extent deducted from revenue in determining such Net Income, (i) cash Interest Expense (including payments in the nature of interest under Capital Lease Obligations), plus (ii) income tax expense, plus (iii) depreciation, plus (iv) amortization, plus (v) other similar non-cash charges, non-recurring expenses and extraordinary losses, at the sole discretion of Administrative Agent, and minus (c) to the extent added to revenues in determining Net Income, extraordinary gains, at the sole discretion of Administrative Agent, all as determined on a trailing twelve month basis as set forth in regular monthly financial statements prepared in accordance with GAAP.

“Effective Date” shall have that meaning ascribed thereto in the preamble of this Agreement.

“Eligible Accounts” means and shall include, each Account of a Borrower arising in the ordinary course of Business and which Administrative Agent, in its sole credit judgment, shall deem to be an Eligible Account, based on such considerations as Administrative Agent may from time to time deem appropriate. An Account shall not be deemed eligible unless such Account is evidenced by an invoice or other documentary evidence satisfactory to Administrative Agent. In addition, an Eligible Account shall not include any of the following:

(a) with respect to any Account other than Digicomm Accounts, any Account that is due or unpaid more than (i) (A) with respect to Accounts with terms up to net 60 days, sixty (60) days after the original due date and (B) with respect to Accounts with terms greater than 60 days but not greater than 120 days, thirty (30) days after the original due date or (ii) other than as set forth in (i)(B) immediately above, one hundred twenty (120) days after the original invoice date in the case of undated accounts; provided, however, during the period commencing on the Effective Date through October 31, 2025, the invoices for Digicomm Accounts dated on or after March 25, 2025 shall not be excluded from eligibility on the basis of this clause (a); provided, further, any such Digicomm Accounts set forth in this proviso shall be excluded from eligibility once the applicable invoices are more than 180 days past the original invoice date;

(b) all Accounts that are the obligation of a single Account Debtor (or its Affiliates) if thirty five percent (35%) or more of the dollar amount of all Accounts owing by that Account Debtor (or its Affiliates) are ineligible under clause (a) of this definition;

(c) Accounts that arise from a sale to any director, officer, other employee, or Affiliate of any Borrower, or to any Person (other than a natural person) which has any common officer or director with any Borrower;

(d) Accounts that are the obligation of an Account Debtor located in a foreign country unless (i) the Account Debtor has delivered to, and for the benefit of, a Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Administrative Agent and payable only in the United States and in United States dollars, sufficient to cover such Accounts, in form and substance satisfactory to Administrative Agent and, if required by Administrative Agent during the existence of an Event of Default, the original of such letter of credit has been delivered to Administrative Agent or Administrative Agent’s agent, and such Borrower has assigned the proceeds of such letter of credit to Administrative Agent pursuant to documentation in form and substance acceptable to Administrative Agent or otherwise named Administrative Agent as transferee beneficiary thereunder, as Administrative Agent may specify, (ii) such Accounts are subject to credit insurance payable to Administrative Agent and issued by an insurer and on terms and in an amount acceptable to Administrative Agent, (iii) such Accounts are guaranteed under the Working Capital Guarantee Program of The Export-Import Bank of the United States on terms and documentation acceptable to Administrative Agent, or (iv) such Accounts are otherwise acceptable to Administrative Agent (subject to such limits or lending formulae with respect thereto as Administrative Agent may determine);

(e) Accounts that are the obligation of Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its Permitted Discretion, has agreed to the contrary and a Borrower, if requested by Administrative Agent, has complied in a manner acceptable to Administrative Agent with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation;

7

(f) Accounts with respect to which the Account Debtor is a sovereign nation (i.e. – a foreign country, tribal nation, or the like);

(g) Accounts with respect to which any proceedings or actions known to any Borrower (or to Administrative Agent or any Lender) are threatened or pending against the Account Debtor with respect to such Accounts which could reasonably be expected to have a material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding) or whose assets has been conveyed to a receiver or trustee;

(h) Accounts which consist of credit card billings, sales tax, use tax, commissions, pre-billings, future billings, service charges, management fees, rebates, progress billings or bill and hold accounts or that consist of retainage invoices;

(i) Accounts with respect to which the Account Debtor is obligated in respect of Accounts constituting more than twenty five percent (25%) of the aggregate amount of all Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(j) Accounts with respect to which any defense, counterclaim, setoff or dispute is asserted as to such Account but only to the extent thereof;

(k) Accounts that are evidenced by a judgment, promissory note, factored receivable, instrument or chattel paper;

(l) Accounts with respect to which Administrative Agent’s Lien therein is not a first priority perfected security interest;

(m) Accounts which (i) are not owned by a Borrower or (ii) are subject to any Lien, other than Liens in favor of Administrative Agent;

(n) That portion of any Accounts with respect to which a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (including any Accounts that arise from a sale on consignment, guaranteed sale, sale and return, sale on approval or other terms under which payment by the Account Debtor may be conditioned or contingent);

(o) Accounts that do not arise from the sale and delivery of goods or the performance of services by a Borrower in the ordinary course of business consistent with past practices;

(p) Accounts that are payable in any currency other than United States Dollars;

(q) Accounts to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees, but not including Accounts in which Borrower charges what the Borrower invoices as non-recurring engineering fees;

(r) Accounts that are reissued in respect of partial payment, including without limitation debit memos and chargebacks;

(s) Accounts with respect to which there is a contra account or an allowance, offset, or credit that may be paid to the applicable Account Debtor in the future, but only to the extent of such contra account, allowance, offset or credit;

(t) Accounts that arise in connection with cash on delivery or other cash only sales;

(u) That portion and only such portion of any Accounts that exceed any credit limit established by Administrative Agent in its Permitted Discretion;

8

(v) Accounts with respect to which the Account Debtor has a credit standing unsatisfactory to Administrative Agent, in its Permitted Discretion;

(w) Accounts to the extent credits are due to the applicable Account Debtor, or to the extent any Borrower is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower, but only to the extent of the potential offset;

(x) Accounts with respect to which any of the representations or warranties pertaining to such Account set forth in any Loan Document are untrue;

(y) Accounts with respect to which an invoice has not been sent to the applicable Account Debtor;

(z) Accounts owing by an Account Debtor for which any Borrower holds any type of cash deposit, but only to the extent of such cash deposit;

(aa) the amount of any finance charges included in any Account; and

(bb) Accounts which have been re-aged by Borrower; and

(cc) Accounts that are otherwise unacceptable to Administrative Agent in its Permitted Discretion; provided, that Administrative Agent shall notify Borrowers at least three (3) Business Days prior to the date any Accounts, previously deemed eligible pursuant to clauses (a) through (bb) above, are deemed ineligible pursuant to this clause (cc) and removed from the Borrowing Base; provided further, that (i) the Borrowers may not obtain any new Revolving Loans or Letters of Credit to the extent that such Revolving Loan or Letter of Credit would cause an Overadvance after giving effect to the removal of any such Accounts pursuant to this clause (cc), and (ii) no such prior notice shall be required during the continuance of any Event of Default.

Any Accounts of any Borrower which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Finished Goods Inventory” means all Finished Goods Inventory that qualifies as Eligible Inventory.

“Eligible Inventory” means Inventory of any Borrower consisting of Raw Materials Inventory, Finished Goods Inventory, Eligible Work-in-Process Inventory, and Semi-Finished Goods Inventory, valued at the lesser of (y) the applicable Borrower’s direct cost of acquiring the Eligible Inventory and (z) the market value of such Inventory and which Administrative Agent, in its sole discretion, shall not deem to be ineligible, based on such considerations as Administrative Agent may from time to time deem appropriate. In addition, Eligible Inventory shall not include any of the following:

(a)Inventory that consists of work-in-process or raw materials (other than Eligible Work-In-Process Inventory, Raw Materials Inventory or Semi-Finished Goods Inventory);

(b)Inventory that in Administrative Agent’s Permitted Discretion or in the determination of Borrower’s management is excess, slow-moving obsolete, unsaleable, unusable, shopworn, seconds, damaged, unfit for sale, not in good condition or of merchantable quality or not free from material defects;

(c)Inventory that is not of a type held for sale by any Borrower in the ordinary course of business consistent with past practices, but excluding Inventory that is a new product or offering for sale by any Borrower;

(d)Inventory as to which Administrative Agent’s Lien therein is not a first priority perfected Lien;

9

(e)Inventory that is not owned by a Borrower free and clear of all Liens and rights of any other Person (including goods subject to a patent held by a third party, goods that are subject to the rights of a purchaser that has made progress payments, goods that are subject to the rights of a surety that has issued a bond to assure performance with respect to that Inventory, or goods subject to a license or which are otherwise restricted from general liquidation, unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement), except the Liens in favor of Administrative Agent;

(f)Inventory that (i) is located on premises leased by Borrower, or stored with a bailee, warehouseman, processor or similar Person, unless (a) Administrative Agent has given its prior consent thereto, (b) a Lien waiver and collateral access agreement, in form and substance satisfactory to Administrative Agent has been delivered to Administrative Agent, together with any and all duly authorized UCC financing statements required by Administrative Agent naming such Person as debtor, the applicable Borrower as secured creditor and Administrative Agent as assignee or (c) reserves satisfactory to Administrative Agent have been established with respect thereto or (ii) is located at any site holding a de minimis amount of Inventory unless otherwise determined by Administrative Agent in its Permitted Discretion;

(g)Inventory that is placed on consignment, is in transit (other than Domestic In-Transit Inventory), is outside the possession or control of a Borrower (other than as described in the preceding clause (f)) or is in possession of a Borrower on a sale-on-approval or sale-on-return basis or subject to any other repurchase or return agreement;

(h)Inventory that is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(i)Inventory that is not covered by casualty insurance acceptable to Administrative Agent;

(j)Inventory that consists of display items, samples or packing or shipping materials, packaging, manufacturing supplies, rental stock, pallets, skids, trays, bags or replacement or spare parts unless such spare parts are items that any Borrower sells o its customers or clients;

(k)[Reserved];

(l)Inventory that consists of any costs associated with “freight in” charges;

(m)Inventory as to which any of the representations or warranties pertaining to such Inventory set forth in any Loan Document is untrue;

(n)Inventory that consists of Hazardous Substances or goods that can be transported or sold only with licenses that are not readily available;

(o)that is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent;

(p)Inventory that is bill and hold Inventory;

(q)Inventory that is located outside the United States of America;

(r)Inventory which Administrative Agent determines, in Administrative Agent’s Permitted Discretion, to be unacceptable due to age (including any Inventory that is more than three hundred and sixty five (365) days old), type, category or quantity; and

10

(s)Inventory that is otherwise unacceptable to Administrative Agent in its Permitted Discretion; provided, that Administrative Agent shall notify Borrowers at least three (3) Business Days prior to the date any Inventory, previously deemed eligible pursuant to clauses (a) through (r) above, are deemed ineligible pursuant to this clause (s) and removed from the Borrowing Base; provided further, that (i) the Borrowers may not obtain any new Revolving Loans or Letters of Credit to the extent that such Revolving Loan or Letter of Credit would cause an Overadvance after giving effect to the removal of any such Inventory pursuant to this clause (s), and (ii) no such prior notice shall be required during the continuance of any Event of Default.

For purposes of this Agreement, the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP. Any Inventory of any Borrower which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Investment Grade Accounts” means Accounts of any Borrower (other than Digicomm Accounts) (i) with respect to which the applicable Account Debtor has a long term credit rating (x) from Standard & Poor’s Corporation A-1 for commercial paper, or BBB- or better for unsecured long term debt, or (y) from Moody’s Investors Service: P-1 for commercial paper, or Baa3 or better for unsecured long term debt, and (ii) that would otherwise constitute an Eligible Account.

“Eligible Raw Materials Inventory” means all Raw Materials Inventory that qualifies as Eligible Inventory.

“Eligible Semi-Finished Goods Inventory” means all Semi-Finished Goods Inventory that qualifies as Eligible Inventory.

“Eligible Work-in-Process Inventory” means Inventory that qualifies as Eligible Inventory and consists of goods that are first quality work-in-process; provided, that anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any future labor or other future services rendered to produce such Inventory.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance relating to the protection of human health and the environment including, individually and collectively, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 163, et seq., the Atomic Energy Act, 42 U.S.C. Section 2011, et seq., and the Nuclear Waste Policy Act, 42 U.S.C. Section 10101, et seq., any and all similar federal, state, local or other governmental statute, regulation, law or ordinance; any variance or adjusted standard from any such state, local or federal law; any agreement, consent decree or order with or issued by any regulator or court under any such federal, state or local law; and common law concerning personal injuries, death or property damage related to any Release of or the presence of or exposure to any Hazardous Substances at, on, under or from the Locations.

“Equipment” means equipment as defined in the UCC.

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934), as in effect from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes any Borrower and which is treated as a single employer under Section 414 of the IRC.

11

“ERISA Event” means (a) any Reportable Event; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Plan subject to § 4063 of ERISA during a plan year in which it was a substantial employer (as defined in § 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under § 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or the assertion by a Multiemployer Plan that any Borrower or any ERISA Affiliate has Withdrawal Liabilities or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of § 432 of the IRC or § 305 of ERISA; (d) the filing of a notice of intent to terminate or partially terminate a Plan with the PBGC or the actual termination or partial termination of a Plan subject to Title IV of ERISA, the treatment of a Plan amendment as a termination or partial termination under § 4041 of ERISA, the commencement of proceedings by the PBGC to terminate or partially terminate a Plan, or the termination or partial termination of a Multiemployer Plan under § 4041A of ERISA; (e) an event or condition that would reasonably be expected to constitute grounds under § 4042 of ERISA for the termination or partial termination of, or the appointment of a trustee to administer, any Plan; (f) an application for a funding waiver or an extension of any amortization period pursuant to § 412 of the IRC with respect to any Plan; (g) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in § 430(i)(4) of the IRC or § 303(i)(4) of ERISA); (h) a non-exempt prohibited transaction with respect to any Plan for which any Borrower is liable; or (i) a violation of the applicable requirements of § 404 or 405 of ERISA or the exclusive benefit rule under § 401(a)(2) of the IRC by any fiduciary or disqualified person with respect to any Plan for which any Borrower is liable.

“Event of Default” shall have that meaning ascribed thereto in Section 8.1.

“Excess Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Borrowing Base or (ii) the Maximum Revolving Credit Amount less reserves established pursuant to Section 2.1(b)(iv), minus the sum of the undrawn face amount of all Letters of Credit outstanding at the time, minus (b) the outstanding amount of Advances.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” means (i) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s salaried employees, (ii) deposit accounts specially and exclusively used for petty cash needs, where a local branch of Administrative Agent is not conveniently located, with an aggregate balance not to exceed $100,000 in all such deposit accounts at any time, and (iii) the deposit account maintained at Raymond James & Associates with account number ending in XX2928 (or such other alternative deposit account selected by Borrowers and approved by Administrative Agent in its Permitted Discretion), so long as the amounts on deposit in such deposit account are solely the proceeds of issuances of Equity Interests, and (iv) so long as no Event of Default has occurred and is continuing, the deposit account maintained at CTCB Bank with amounts on deposit that do not exceed $100,000 at any time.

“Excluded Swap Obligation” means (a) with respect to any Guarantor, any Rate Management Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Rate Management Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to any Borrower, any Rate Management Obligation of another Borrower or any Guarantor if, and to the extent that, all or a portion of the joint and several liability of such Borrower with respect to, or the grant of such Borrower of a security interest to secure, as applicable, such Rate Management Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or such Borrower’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, joint and several liability of such Borrower, or grant of such security interest by such Guarantor or Borrower, as applicable, becomes or would become effective with respect to such Rate Management Obligation. If a Rate Management Obligation arises under a master agreement governing more than one Rate Management Obligation, such exclusion shall apply only to the portion of such Rate Management Obligation that is attributable to Rate Management Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

12

“Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Borrower, Guarantor, or any of their respective Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Administrative Agent or any Lender, (b) documented out-of-pocket fees or charges paid or incurred by Administrative Agent in connection with the Lenders’ transactions with each Borrower and Guarantor under any of the Loan Documents, (c) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks related to Borrowers, any Guarantor, or any of their respective Subsidiaries, (d) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Borrower or Guarantor, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Administrative Agent and Lenders to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Administrative Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation), (h) Administrative Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Administrative Agent’s Liens in and to the Collateral, (i) Administrative Agent’s costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending, waiving, or modifying the Loan Documents, and (j) Administrative Agent’s and each Lender’s costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or any insolvency proceeding concerning any Borrower, Guarantor, or any of their respective Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action with respect to the Collateral.

“Extraordinary Advances” has the meaning specified therefor in Section 2.4(c)(iii) of this Agreement.

“Facility” means the Revolving Loan and the other financial accommodations extended to any Borrower by Administrative Agent and the Lenders pursuant to the Loan Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” shall mean the fee letter dated the Effective Date among Borrowers and BOKF, as Administrative Agent.

“Finished Goods Inventory” means finished goods to be sold by a Borrower in the ordinary course of business as identified from time to time pursuant to an Acceptable Appraisal, and, until receipt of an Acceptable Appraisal, shall expressly include lasers, optical transreceivers, cable television amplifiers, and active optical cables, but excluding Semi-Finished Goods Inventory and Raw Materials Inventory.

“Fixed Charge Coverage Ratio” means, for any applicable period, the ratio of (a) (i) EBITDA plus (ii) net cash proceeds of any issuances of Equity Interests (other than issuances of Equity Interests the proceeds of which are designated exclusively to support the operations of Borrower’s Foreign Subsidiaries) minus (iii) unfinanced Capital Expenditures to (b) the sum of (without duplication) (i) any taxes paid in cash (and cash distributions made for tax purposes, including cash distributions in respect of Pass-Through Entity Tax Liabilities), plus (ii) cash Interest Expense (including payments in the nature of interest under Capital Lease Obligations), plus (iii) scheduled or required payments of principal on all indebtedness of Borrower (including Capital Lease Obligations but excluding indebtedness incurred hereunder and any indebtedness refinanced on the Effective Date), plus (iv) dividends and distributions paid in cash (excluding those for tax purposes included in clause (b)(i) above), in each case, measured on a trailing twelve month basis and all as determined for the Borrowers on a consolidated basis in accordance with GAAP.

13

“Floor” means a rate of interest equal to zero percent (0.00%) per annum.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary and shall include (a) Prime World International Holdings, Ltd., a British Virgin Island corporation, (b) Global Technology Co., Ltd., a company incorporated in the People’s Republic of China, and (c) Prime World International Holdings, Ltd. – Taiwan Branch.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“General Intangible” means general intangible as defined in the UCC.

“Guarantee” means each guarantee of the Obligations in favor of, and acceptable to, Administrative Agent.

“Guarantee Obligation” as to any Person (the “guaranteeing person”) means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Loan Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.

“Guarantor” means (a) any Domestic Subsidiary, and (b) any Person guaranteeing the payment and performance of the Obligations pursuant to a Guarantee (collectively, the “Guarantors”). On the Effective Date, there are no Guarantors and the Borrowers have no Domestic Subsidiaries.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, or petroleum, and all other chemicals, wastes, substances and materials listed in, regulated by, subject to, or deemed hazardous or toxic under any Environmental Law.

“Illegality Notice” shall have the meaning ascribed thereto in Section 2.15.

“Increased Reporting Event” means the occurrence of the following at any time, (a) the occurrence and continuance of an Event of Default or (b) Excess Availability is less than $5,000,000.

“Increased Reporting Period” means the period commencing upon the occurrence of an Increased Reporting Event and ending on the first date thereafter on which (a) with respect to clause (a) of the definition of Increased Reporting Event, such Event of Default has been waived in writing or cured in accordance with the terms of this Agreement, and (b) with respect to clause (b) of the definition of Increased Reporting Event, when Borrowers have Excess Availability, for thirty (30) consecutive days, equal to or greater than $5,000,000.

14

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all Capital Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under hedge agreements, (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Matters” shall have that meaning ascribed thereto in Section 9.2.

“Indemnified Person” shall have that meaning ascribed thereto in Section 9.2.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means, for any applicable period, the interest expense for such period (including all imputed interest on capital leases), all as determined for the Borrowers on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) as to any Revolving Loan bearing interest at the Prime Rate, the first Business Day of each calendar month and (b) as to any SOFR Loan, the last day of each Interest Period therefor.

“Interest Period” means, as to any SOFR Loan, the period commencing on the date of such SOFR Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available for specification in any request for a Revolving Advance. For purposes hereof, the date of a SOFR Loan initially shall be the date on which such SOFR Loan is made and thereafter shall be the effective date of the most recent continuation or conversion of such SOFR Loan pursuant to Section 2.4(a) or 2.4(b), as applicable.

“Inventory” means inventory as defined in the UCC.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

15

“IRC” means the Internal Revenue Code of 1986 and regulations issued from time to time thereunder.

“L/C Facility” shall have that meaning ascribed thereto in Section 2.1(c).

“L/C Fee” shall have that meaning ascribed thereto in Section 2.8(c).

“LC Issuer” means BOKF or any other Lender, or one or more banks, trust companies or other Persons in each case expressly consented to by Administrative Agent (at the request of Borrowers) from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent satisfactory to it with respect to such exposure.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include the L/C Issuer, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 12.4 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Maturity Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

“Licensed Intellectual Property” shall have that meaning ascribed thereto in Section 3.15(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the property to which such lien relates as debtor, under the UCC or any comparable law), and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a capital lease.

“Loan Documents” means this Agreement, the Revolving Note, each Stock Pledge Agreement, each Guarantee, each intellectual property security agreement, each Subordination Agreement, all Rate Management Agreements entered into by any Borrower with any Lender or any Lender’s Affiliates, each treasury and cash management agreement between or among a Lender and any Borrower, and the Security Documents, together with every other agreement, note, document, contract or instrument to which any Person now or in the future may be a party which is executed or delivered in connection with, or as a condition to, the execution of this Agreement.

“Loan Party” means any Borrower or any Guarantor.

16

“Location” means any location described on Schedule 10.5 (as such schedule may be updated from time to time) or any location for which a Borrower has delivered to Administrative Agent all Loan Documents, including landlord waivers or bailee, warehousemen, consignee or other third party agreements, and other documents deemed necessary by Administrative Agent in its Permitted Discretion to obtain a valid and first priority Lien on all of the Collateral situated at such location and to enable Administrative Agent to access, and to exercise its rights with respect to, such Collateral without any interference from any other Person (collectively, the “Locations”).

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon the operations, results of operations, prospects, business, assets, property, liabilities (actual or contingent) or financial condition of any Borrower or any Guarantor or any Domestic Subsidiary of any Borrower; (b) a material impairment of the rights and remedies of Administrative Agent and Lenders under the Loan Documents; (c) a material impairment of the ability of any Borrower or any Guarantor or any Domestic Subsidiary of any Borrower to perform any of their respective obligations under the Loan Documents; (d) a material adverse effect on the ability of Administrative Agent to enforce the Obligations or a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Borrower or any Guarantor or any Domestic Subsidiary of any Borrower, or on the existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or (e) any judgment which is no longer subject to appeal against any Borrower or any Guarantor which could cause such Borrower or such Guarantor to be liable to pay an amount exceeding $500,000.

“Maturity Date” means, with respect to Administrative Agent’s and Lenders’ obligation to extend the Facility and issue Letters of Credit to any Borrower, July 31, 2028.

“Maximum Revolving Credit Amount” means $35,000,000, as such amount may be increased pursuant to Section 2.1(e).

“Maximum Swing Loan Advance Amount” shall mean $3,500,000; provided that, upon the effective date of each increase in the Maximum Revolving Credit Amount in accordance with Section 2.1(e), the Maximum Swing Loan Advance Amount shall increase by an amount equal to ten percent (10%) of the amount of such increase in the Maximum Revolving Credit Amount.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means, for any applicable period, the net income (or loss) of the Consolidated Group for such period determined for the Borrowers on a consolidated basis in accordance with GAAP; provided that in determining Net Income hereunder, as permitted by Administrative Agent in its sole discretion, the following items shall be excluded to the extent otherwise included in the determination thereof (without duplication): (a) gains (or losses) from the sale or disposition of fixed assets, (b) gains (or losses) from discontinued operations, and (c) other extraordinary gains (or losses).

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including cash equivalents) as and when received by the Person making a Disposition, net of: (a) the fees, expenses and costs relating to such Disposition excluding amounts payable to such Person, (b) sale, use or other transaction taxes, including income taxes, paid or payable as a result thereof, and (c) amounts required to be maintained as a reserve against liabilities associated with such Disposition in accordance with GAAP.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

17

“Obligations” is used herein in its most comprehensive sense and means all of any Borrower’s liabilities, obligations, and indebtedness to Administrative Agent and Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and however evidenced, created, incurred, acquired, or owing, whether individually or collectively, direct or indirect, joint or several, absolute or contingent, related or unrelated, primary or secondary, fixed or otherwise (including obligations of performance), including all principal, interest, fees and indemnities, and whether arising or existing under written agreement, oral agreement or operation of law, including:  (a) all of any Borrower’s indebtedness, liabilities and obligations to Administrative Agent, Lenders, Swing Loan Lender, LC Issuer (or to any other direct or indirect subsidiary or affiliate of LC Issuer, Swing Loan Lender, any Lender or Administrative Agent) under or in respect of this Agreement or any other Loan Document; (b) all of any Borrower’s reimbursement obligations, whether contingent or liquidated, with respect to any Letter of Credit; (c) all liabilities, obligations, and indebtedness (without duplication):  (i) arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through wire transfers, automatic clearing houses or otherwise) or out of Administrative Agent’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements, (ii) under all treasury and cash management agreements with Administrative Agent, Lenders, or any of their respective Affiliates, and (iii) under credit, debit and like card agreements or arrangements with Administrative Agent, any Lender, or any of their respective Affiliates; (d) any and all Rate Management Obligations; and (e) all Expenses incurred by Administrative Agent, Lenders, Swing Loan Lender, LC Issuer, or any Affiliate of the foregoing, but excluding each Excluded Swap Obligation.

“Obligor Release” shall have that meaning ascribed thereto in Section 11.19(a).

“OFAC” shall have that meaning ascribed thereto in Section 4.2(b).

“Organizational Documents” means, in the case of a corporation, its articles or certificate of incorporation and by-laws; in the case of a partnership, its partnership agreement and articles or certificate of limited partnership or articles or certificate of limited liability partnership, if applicable; in the case of a limited liability company, its articles of organization or certificate of formation and operating agreement, limited liability company agreement or regulations, if any; or alternatively, in each case, the legal equivalent thereof in the jurisdiction of its organization.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Overadvance” means the amount, if any, by which the unpaid principal amount of the Revolving Notes is in excess of the lesser of (a) the Maximum Revolving Credit Amount minus the sum of the undrawn face amount of all Letters of Credit then outstanding or (b) the then-existing Borrowing Base.

“Owned Intellectual Property” shall have that meaning ascribed thereto in Section 3.15(a).

“Pass-Through Entity Tax Liabilities” means (without duplication) the amount of state and federal income tax paid or to be paid by a Borrower’s shareholders or members, as applicable, on taxable income earned by such Borrower and attributable to the shareholders or members, as applicable, as a result of such Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any shareholder or member, as applicable, is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the shareholders or members, as applicable, from or through such Borrower.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

18

“Payment Conditions” means, at the time of determination with respect to a proposed payment or transaction, that:

(a)no Default or Event of Default then exists or would arise as a result of such payment or transaction, and

(b)immediately prior to and after giving effect to such proposed payment or transaction, Excess Availability, calculated on a pro forma basis as if such proposed payment was made and such transaction was consummated, is not less than $15,000,000 (or such greater amount in proportion to any increase in the Maximum Revolving Credit Amount, including in connection with an Increase).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Periodic Term SOFR Determination Day” has the meaning ascribed thereto in the definition of “Term SOFR”.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as:

(a) at the time of and after giving effect to such acquisition, Borrowers have Excess Availability of not less than $15,000,000;

(b) with respect to the acquisition of Equity Interests, such target shall (i) have a positive EBITDA for the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition, (ii) be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, and (iii) grant to Administrative Agent a first priority lien in all assets of such target;

(c)the assets being acquired or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Borrowers and their Domestic Subsidiaries or a business reasonably related thereto;

(d) Administrative Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Administrative Agent;

(e) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction;

(f) Borrowers shall have delivered to Administrative Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6 as of the most recent fiscal month end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Administrative Agent;

(g) no assets acquired in any such transaction(s) shall be included in the Borrowing Base until Administrative Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Administrative Agent; and

(h) no Default or Event of Default shall have occurred or would occur after giving pro forma effect to such acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

19

“Permitted Disposition” means

(a)the sale of any Equipment that is substantially worn, obsolete, or is no longer used or necessary in such Borrower’s business,

(b) the sale of Inventory to buyers in the ordinary course of business consistent with past practice,

(c)the sale or other disposition of used or obsolete Equipment or other capital assets for their fair market value to the extent (A) the proceeds of such Disposition are applied towards the acquisition of, or such Equipment or capital assets are exchanged for, replacement Equipment or capital assets used or useful in such Borrower’s business of the same type within ninety (90) days after the date of the receipt of the proceeds from such Disposition, or (B) such Equipment or capital asset is no longer necessary or useful for the operations of such Borrower in the ordinary course of business consistent with past practice and any mandatory prepayment is made as provided in Section 2.5(e),

(d) the use of cash or cash equivalents in the ordinary course of business consistent with past practice.

(e)the Dispositions (other than the issuance of Equity Interests in such Borrower) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment is made as provided in Section 2.5(e); provided, that (A) at the time of any such Disposition, no Event of Default shall exist or shall immediately result from such Disposition; and (B) the aggregate sales price from such Disposition shall be paid in cash,

(f)the sale, forgiveness or discount, in each case without recourse, of past due Accounts on reasonable terms in the ordinary course of business consistent with past practice but only in connection with the compromise or collection thereof,

(g)the granting of Permitted Liens, and

(h) the making or liquidation of loans, advances, investments or acquisitions to the extent permitted under Section 5.4.

“Permitted Lien” and “Permitted Liens” shall have that meaning ascribed thereto in Section 5.1(a).

“Permitted Protest” means the right of any Borrower or any of its Domestic Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Borrower’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower, as applicable, in good faith, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Administrative Agent’s Liens.

“Permitted Subsidiary” shall have that meaning ascribed thereto in Section 4.12.

“Person” means any individual, corporation, limited liability company, partnership, trust or any other legal entity or organization.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Borrower or any ERISA Affiliate.

“Prime Rate” means that rate of interest regularly established by BOKF, NA and designated as its Prime Rate, as set in its sole discretion. The Prime Rate is not necessarily the lowest rate charged by Administrative Agent on its loans. If the Prime Rate becomes unavailable during the term of this Facility, Administrative Agent may designate a substitute index after notifying Borrowers. Any change in the Prime Rate will become effective as of the date the rate of interest is different from that on the preceding Business Day.

20

“Pro Forma Balance Sheet” shall have that meaning ascribed thereto in Section 3.6.

“Proceeds” means proceeds as defined in the UCC.

“Protective Advances” has the meaning specified therefor in Section 2.4(c)(i) of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Rate Management Obligation, each Borrower and each Guarantor that is not an individual/a natural person and that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Rate Management Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Rate Management Agreement” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its Subsidiaries shall be a Rate Management Agreement.

“Rate Management Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement transaction.

“Raw Materials Inventory” means any raw materials used or consumed in the manufacture or production of other inventory, as identified from time to time pursuant to an Acceptable Appraisal, and, until receipt of an Acceptable Appraisal, shall expressly include laser chips, substrates, and fabricated parts.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of Hazardous Substances.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty one percent (51%) of either (a) the aggregate of the Revolving Commitments of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans plus the sum of the Maximum Undrawn LC Amount; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

21

“Revolving Advance” and “Revolving Advances” means any Revolving Loan proceeds advanced to any Borrower under the terms of this Agreement other than Letters of Credit and the Swing Loans.

“Revolving Commitment” means, with respect to each Lender, the obligations of such Lender to make Revolving Advances and to participate in Swing Loans and Letters of Credit, in such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement, as such amounts may be reduced or increased from time to time in accordance with the provisions of this Agreement.

“Revolving Loan” means the revolving line of credit provided to Borrowers by Administrative Agent and Lenders pursuant to this Agreement, as more fully described in Section 2.

“Revolving Note” means each revolving promissory note executed by each Borrower in favor of each applicable Lender, dated as of the Effective Date.

“Sanctioned Entity” shall mean an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC.

“Sanctioned Person” shall mean, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

“Semi-Finished Goods Inventory” means semi-finished goods produced or used by a Borrower in the ordinary course of business, and stored at one of Borrowers’ Location, as identified from time to time pursuant to an Acceptable Appraisal.

“Security Documents” means all security agreements, deposit account control agreements, assignments, pledges, financing statements, deeds of trust, mortgages, and other documents which create or evidence any security interest, assignment, Lien or other encumbrance in favor of Administrative Agent, for the benefit of Lenders, to secure any or all of the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 10 basis points (0.10%).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Revolving Loan that bears interest at a rate based on Term SOFR.

“Solvent” means, as to any Person as of a particular date, that such Person on such date (a) is not “insolvent” as that term is defined in Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101(32)), the Uniform Fraudulent Transfer Act (“UFTA”) or the Uniform Fraudulent Conveyance Act (“UFCA”), (b) does not have “unreasonably small capital,” as that term is used in Section 548(a)(1)(B)(ii) of the United States Bankruptcy Code or the UFCA, (c) is not engaged or about to engage in a business or a transaction for which its remaining property is “unreasonably small” in relation to such business or transaction as that term is used in the UFTA, (d) is able to pay its debts as they mature or become due, within the meaning of Section 548(a)(1)(B)(iii) of the United States Bankruptcy Code, the UFTA and the UFCA, and (e) owns property having a value both at “fair valuation” and at “present fair salable value” greater than the amount required to pay such Borrower’s “debts” as such terms are used in the UFTA and the UFCA. For the purposes hereof, in computing the amount of any disputed, contingent or unliquidated liability, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual, matured or liquidated liability.

22

“Specified Swap Agreement” means any Rate Management Agreement in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by any Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Rate Management Agreement is entered into (or, in respect of any Rate Management Agreement entered into prior to the Effective Date, any Person that is a Lender or any affiliate of a Lender on the Effective Date), which has been designated as a “Specified Swap Agreement” by such Lender and such Borrower, by notice to the Administrative Agent not later than fifteen (15) days after the later of (i) the Effective Date and (ii) the execution and delivery by such Borrower or such Guarantor of such Rate Management Agreement (or such later date agreed by Administrative Agent and such Borrower, but in no event more than thirty (30) days after such later date referred to above); provided that for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Loan Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.

“Statements” shall have that meaning ascribed thereto in Section 2.10.

“Stock Pledge Agreement” means each of (a) that certain Pledge Agreement executed by Applied Optoelectronics, whereby Applied Optoelectronics, shall pledge to Administrative Agent not less than sixty five percent (65%) of the Equity Interests owned by Applied Optoelectronics in Prime World International Holdings, Ltd., a company incorporated in the British Virgin Islands (“Prime World”), and (b) that certain Pledge Agreement executed by Prime World whereby Prime World shall pledge to Administrative Agent not less than sixty five percent (65%) of the Equity Interests owned by Prime World in Global Technology Co., Ltd., a company incorporated in the People’s Republic of China.

“Subordinated Creditor” means any Person now or in the future subordinating indebtedness of any Borrower or another member of the Consolidated Group owed to that Person to the payment of the Obligations or subordinating such Person’s Liens in such Borrower’s assets to Administrative Agent’s security interest in and Lien on the Collateral (collectively, the “Subordinated Creditors”).

“Subordinated Debt” means any indebtedness or obligations due from any Borrower or another member of the Consolidated Group to any Person that is subordinate to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means a subordination or intercreditor agreement executed by a Subordinated Creditor in favor of, and acceptable to, Administrative Agent in its Permitted Discretion (collectively, the “Subordination Agreements”).

“Subordinated Debt Payment Conditions” means, at the time of determination with respect to a proposed payment or transaction, that:

(a)no Default or Event of Default then exists or would arise as a result of such payment or transaction,

(b)immediately prior to and after giving effect to such proposed payment or transaction, Excess Availability, calculated on a pro forma basis as if such proposed payment was made and such transaction was consummated, is not less than $15,000,000 (or such greater amount in proportion to any increase in the Maximum Revolving Credit Amount, including in connection with an Increase), and

(c)the Fixed Charge Coverage Ratio of the Borrowers is equal to or greater than 1.10:1.00 for the trailing 12 month period most recently ended (calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 12 month period).

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by any Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, as applicable. Notwithstanding anything in this Agreement to the contrary, for the purposes of (i) determining any Guarantors hereunder or (ii) calculating any of the financial covenants tested under Section 6 and the components of each of such covenants, all Foreign Subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Foreign Subsidiary or any of its Domestic Subsidiaries to a Borrower or any Domestic Subsidiary, which shall be deemed to be income to the Borrower or such Domestic Subsidiary when actually received by it.

23

“Swing Loan Lender” shall mean BOKF, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.2(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.2 hereof.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date Administrative Borrower, terminates the Revolving Loan, or (c) the date Administrative Agent terminates the Revolving Loan following an Event of Default.

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“UFCA” shall have that meaning ascribed thereto in Section 3.16.

“UFTA” shall have that meaning ascribed thereto in Section 3.16.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uninsured Loss” shall have that meaning ascribed thereto in Section 8.1(g).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withdrawal Liabilities” means the aggregate amount of the liabilities to any Borrower or any ERISA Affiliate, if any, pursuant to § 4201 of ERISA if any Borrower or any ERISA Affiliate made a complete or partial withdrawal from all Multiemployer Plans and any increase in contributions to a Multiemployer Plan by any Borrower or any ERISA Affiliate pursuant to § 4243 of ERISA.

24

2. Loans and Letters of Credit.

2.1 Revolving Loan Terms; Borrowing Base; Letters of Credit.

(a) Revolving Loan Terms. Subject to the terms and conditions precedent set forth in this Agreement, and so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender agrees to make Revolving Advances to Borrowers under the Revolving Loan, the aggregate outstanding amount of which shall not at any time exceed in the aggregate such Lender’s pro rata share of an amount equal to the lesser of (i) the Maximum Revolving Credit Amount less the outstanding amount of Swing Loans less reserves established pursuant to Section 2.1(b)(iv) minus the sum of the undrawn face amount of all Letters of Credit outstanding at the time any particular Revolving Advance is made or (ii) the then-existing Borrowing Base. Within these limits, each Borrower may periodically borrow, prepay in whole or in part, and reborrow under the Facility. Administrative Borrower may request Revolving Advances from the date that the conditions set forth in Section 7.1 and Section 7.2 are satisfied until the Termination Date. The Obligations, including the Revolving Loan, shall be evidenced, in part, by and shall be repayable in accordance with the Revolving Notes. Each Borrower’s joint and several obligation to repay the Revolving Loan, regardless of how initiated hereunder, shall be evidenced by the Revolving Notes.

(b) Borrowing Base. The borrowing base (the “Borrowing Base”), as of any date of calculation, is a dollar amount calculated pursuant to the Borrowing Base Certificate most recently delivered by Administrative Borrower or Borrowers to Administrative Agent in accordance with the terms hereof equal to the sum of:

(i) the sum of (A) up to 85% of Eligible Accounts (other than Eligible Investment Grade Accounts or Digicomm Accounts), plus (B) up to 90% of Eligible Investment Grade Accounts, plus (C) up to the lesser of (1) the Digicomm Accounts Limit and (ii) up to 75% of Digicomm Accounts; provided, however, that, if dilution (as determined by Administrative Agent in its Permitted Discretion) exceeds 5%, such percentage shall be reduced as determined by Administrative Agent in its Permitted discretion, plus

(ii) the lesser of (A) up to 50% of the value of Eligible Inventory (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) and (B) up to 75% of the net orderly liquidation value of Eligible Inventory, as specified in the most recent Acceptable Appraisal of Inventory received by Administrative Agent; provided, however, that the total dollar amount ascribed to Eligible Inventory hereunder may not exceed either (i) 25% of the total dollar amount ascribed to Eligible Accounts, or (ii) $5,000,000, less

(iii) to the extent not duplicative, the sum of the undrawn face amount of all Letters of Credit then outstanding, less

(iv) such reserves as Administrative Agent in its Permitted Discretion elects to establish.

(c) Letter of Credit Facility.

(i) On the terms and subject to the conditions set forth herein, and so long as no Event of Default has occurred and is continuing and Administrative Agent does not in good faith believe that the issuance of a Letter of Credit would result in an Event of Default, Administrative Agent shall, at Administrative Borrower’s request and for the account of the Borrower requesting a Letter of Credit, in addition to the making of Revolving Advances hereunder, for the issuance, prior to the Termination Date, by (i) Administrative Agent, of letters of credit, guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case: (i) Administrative Agent shall have received a written notice requesting issuance, increase or extension, as applicable, at least two (2) Business Days before the relevant date of issuance, increase or extension; and (ii) after giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $5,000,000 (the “L/C Facility”) and (y) the sum of the outstanding Revolving Advances plus the outstanding Swing Loans do not exceed the Maximum Revolving Credit Amount. The L/C Facility is a sublimit of the Revolving Loan.

25

(ii) Reimbursement Obligations of Borrowers. If either (A) Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (B) Administrative Agent shall honor any draw request under, and make payment in respect of, a Lender Letter of Credit, (1) Borrowers shall reimburse Administrative Agent for the amount of such payment no later than 3:30 p.m. (Houston, Texas time) on the date of such payment and (ii) Borrowers shall be deemed to have immediately requested that Administrative Agent make a Revolving Advance, in a principal amount equal to the amount of such payment (but solely to the extent Borrowers shall have failed to directly reimburse Administrative Agent or, with respect to Supported Letters of Credit, the applicable LC Issuer, for the amount of such payment). Borrowers agree, jointly and severally, to pay interest, on demand, on all amounts so paid by Administrative Agent for each day until Borrowers reimburse Administrative Agent therefor at a rate equal to the then current interest rate applicable to Revolving Advances for such day. In addition, Borrowers agree, jointly and severally, to reimburse Administrative Agent, immediately upon demand and upon the automatic acceleration of the Obligations, for any payments made by Administrative Agent to any Person with respect to any Letter of Credit and for any other out-of-pocket costs, fees and expenses incurred by Administrative Agent or its designee in connection therewith, including the application for, issuance of or amendment to any Letter of Credit, and until Administrative Agent shall be so reimbursed by Borrowers, such payments by Administrative Agent shall be deemed to be part of the Revolving Loan.

(iii) Form of Letters of Credit. The Letters of Credit shall be in form and substance acceptable to Administrative Agent and the applicable LC Issuer. The Administrative Borrower and the Borrower requesting a Letter of Credit shall execute Administrative Agent’s or the applicable LC Issuer’s standard form of application and reimbursement agreement for each Letter of Credit.

(iv) Reimbursement and Other Payments by Borrowers. The obligations of Borrowers to reimburse Administrative Agent or the applicable LC Issuer pursuant to Section 2.1(ii) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following: (A) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document (other than for the willful misconduct of Administrative Agent); (B) the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Administrative Agent, or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (C) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (D) any affiliation between the LC Issuer and Administrative Agent; or (E) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(d) Making and Settlement of Advances.

(i) Each Revolving Advance shall be advanced according to the applicable Revolving Commitments of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.18). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(ii) Promptly after receipt by Administrative Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.1(a) and, with respect to Revolving Advances, to the extent Administrative Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.2(a), Administrative Agent shall notify Lenders of its receipt of such request specifying the information provided by Borrowers and the apportionment among Lenders of the requested Revolving Advance as determined by Administrative Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Administrative Agent such that Administrative Agent is able to, and Administrative Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and, subject to Section 7.2, fund such Revolving Advance to Borrowers in Dollars and immediately available funds prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Administrative Agent in a timely manner, Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.1(d)(iii) hereof.

26

(iii) Unless Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable pro rata share of the requested Revolving Advance available to Administrative Agent, Administrative Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2.1(d)(ii) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable pro rata share of the requested Revolving Advance available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of (1) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (y) such amount or (2) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by Borrowers, the Interest Rate for Revolving Advances. If such Lender pays its share of the applicable Revolving Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Administrative Agent. A certificate of Administrative Agent submitted to any Lender or Borrowing Administrative Agent and/or Borrowers with respect to any amounts owing under this paragraph (d)(iii) shall be conclusive, in the absence of manifest error.

(iv) Administrative Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis (or on any more frequent date that Administrative Agent elects or that Swing Loan Lender, at its option exercisable for any reason whatsoever, may request), by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.18, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s pro rata share of the outstanding principal amount (plus interest accrued thereon to the extent requested by Administrative Agent) of the applicable Swing Loan with respect to which Settlement is requested by Administrative Agent, to such account of Administrative Agent as Administrative Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Administrative Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 7.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Administrative Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders. If any such amount is not transferred to Administrative Agent by any Lender holding a Revolving Commitment on such Settlement Date, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.1(d)(iii).

(v) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

27

(e) Accordion.

(i) At any time after the Effective Date, subject to the sole discretion of the Administrative Agent following the request of Borrowers (and further subject to the conditions set forth in clause (b) below), the Revolving Commitments and the Maximum Revolving Credit Amount may be increased by an amount in the aggregate not to exceed $40,000,000 (each such increase, an “Increase”). After giving effect to any Increase, the Maximum Revolving Credit Amount shall not, at any time, exceed $75,000,000.

(ii) Administrative Agent shall invite each Lender to increase its Revolving Commitments (it being understood that no Lender shall be obligated to increase its Revolving Commitments) in connection with a proposed Increase, and if sufficient Lenders do not agree to increase their Revolving Commitments in connection with such proposed Increase, then Administrative Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Administrative Agent and Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $5,000,000.

(iii) Each of the following shall be conditions precedent to any Increase of the Revolving Commitments and the Maximum Revolving Credit Amount in connection therewith:

(A) Administrative Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Administrative Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Administrative Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Administrative Agent, to which such Lenders (or prospective lenders), Borrowers, and Administrative Agent are party,

(B) each of the conditions precedent set forth in Section 7.2 are satisfied, and

(C) no Event of Default exists immediately before and after giving effect to such Increase,

(iv) Any Increase Joinder may, with the consent of Administrative Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.1(e).

(v) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolving Commitments and Maximum Revolving Credit Amount pursuant to this Section 2.1(e).

(vi) The Revolving Loans, Revolving Commitments, and Maximum Revolving Credit Amount established pursuant to this Section 2.1(e) shall constitute Revolving Loans, Revolving Commitments, and Maximum Revolving Credit Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolving Commitments and Maximum Revolving Credit Amount.

28

2.2 Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Administrative Agent for administrative convenience, Administrative Agent, Lenders holding Revolving Commitments, and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.2 at any time or from time to time after the date hereof to, but not including, the Termination Date, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Credit Amount, less Reserves established hereunder less the Maximum Undrawn LC Amount of all outstanding Letters of Credit or (ii) the Borrowing Base. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.2 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future. For the avoidance of doubt and notwithstanding any Swing Loan Note delivered on the Effective Date or from time to time thereafter pursuant to this Section 2.2, the Swing Loan is not meant to and shall not increase or be duplicative of any amounts outstanding under the Maximum Revolving Credit Amount.

(b) Upon either (i) any request by Borrowers for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Administrative Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 7.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment. Swing Loan Lender or Administrative Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.1(d). From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Administrative Agent shall promptly distribute to such Lender its pro rata share of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Swing Loan.

2.3 Term; Effective Date. This Agreement shall be effective as of the Effective Date, and will continue in full force and effect until the Termination Date. On the Termination Date, Borrowers agree, jointly and severally, to immediately pay all Obligations to Administrative Agent. Borrowers, acting jointly but not severally, may terminate the Facility at any time prior to the Maturity Date, if (a) they provide Administrative Agent with at least sixty (60) days’ prior written notice of each Borrower’s intent to terminate the Facility early which notice shall include the proposed Termination Date, (b) Borrowers pay to Administrative Agent the termination fee set forth in the Fee Letter, and (c) Borrowers pay the Obligations in full. If Borrowers do not want Administrative Agent to consider renewal of the Facility on the Maturity Date, Borrowers, acting jointly but not severally, shall deliver to Administrative Agent a written notice of their intention not to renew at least ninety (90) days prior to the Maturity Date.

29

2.4 Borrowing.

(a) Borrower Requests for Revolving Advances. No request for a Revolving Advance will be deemed received until Administrative Agent acknowledges receipt, and Administrative Borrower, if requested by Administrative Agent, confirms the request in writing. Administrative Agent shall make no Revolving Advance if, after making it, the unpaid principal amount of the Revolving Note would exceed the lesser of (i) the Maximum Revolving Credit Amount less reserves established pursuant to Section 2.1(b)(iv) minus the sum of the undrawn face amount of all Letters of Credit then outstanding or (ii) the then-existing Borrowing Base. Borrowers agree, jointly and severally, to repay all Revolving Advances, even if the Person requesting the Revolving Advance on behalf of any Borrower lacked authorization. All Revolving Advances and Swing Loans shall be credited to Administrative Borrower’s Deposit Account, unless Administrative Agent and Administrative Borrowers agree in writing to disburse to another deposit account. Subject to Sections 2.14, 2.15, and 2.16, each Revolving Advance shall be comprised entirely of SOFR Loans. At end of the Interest Period for each outstanding SOFR Loan, such SOFR Loan shall automatically be continued as a SOFR Loan with an Interest Period of one month at the end of such Interest Period.

(b) Conversion to SOFR Loans. If (i) by operation of Section 2.14, 2.15 or 2.16, any outstanding Revolving Advance was previously converted to bear interest at the Prime Rate, (ii) the conditions giving rise to such conversion have ceased to exist and (iii) no other provision of Section 2.14, 2.15 or 2.16 would otherwise prohibit the issuance or continuance of any SOFR Loan, then Borrower may, at any time, convert such Revolving Advance to a SOFR Loan by providing written notice to Administrative Agent, which notice must be in such form as the Administrative Agent may approve and received by Administrative Agent not later than 11:00 a.m. (New York City time) three (3) U.S. Government Securities Business Days prior to the date of the requested conversion.

(c) Protective Revolving Advances; Revolving Advances to Pay Obligations Due.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.4(c)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 7 are not satisfied, Administrative Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Administrative Agent, in its sole discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (the Revolving Loans described in this Section 2.4(c)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Administrative Agent and either Administrative Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B) subject to Section 2.4(c)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolving Credit Amount. In the event Administrative Agent obtains actual knowledge that the outstanding Revolving Advances exceeds the amounts permitted by this Section 2.4(c), regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan for interest, fees, or Expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolving Commitments thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolving Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of Borrowers.

30

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder. Prior to settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Administrative Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Administrative Agent as provided in Section 2.1(d) for the amount of such Lender’s pro rata share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Administrative Agent’s Liens and constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that bear interest at the Prime Rate. The provisions of this Section 2.4(c) are for the exclusive benefit of Administrative Agent and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Administrative Agent if such Extraordinary Advance would cause the aggregate outstanding Letters of Credit and the balance of the Revolving Loans to exceed the Maximum Revolving Credit Amount or any Lender’s pro rata share of the outstanding Revolving Loans to exceed such Lender’s Revolving Commitments; provided that Administrative Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate the sum of the aggregate outstanding Letters of Credit and the balance of the Revolving Loans to exceed the Maximum Revolving Credit Amount or a Lender’s pro rata share of such amounts are for Administrative Agent’s sole and separate account and not for the account of any Lender.

2.5 Collection of Accounts and Application to Obligations.

(a) The Collection Account. Each Borrower has granted a security interest to Administrative Agent in the Collateral, including all Accounts. Upon identification and receipt by Administrative Agent, all Proceeds of Accounts and other Collateral shall be deposited each Business Day into a deposit account belonging to Borrower but under the sole control of the Administrative Agent (the “Collection Account”). Funds so deposited are the property of Borrower, and may only be withdrawn from the Collection Account by Administrative Agent.

(b) Payment of Accounts by any Borrower’s Account Debtors. All of each Borrower’s deposit accounts (other than Excluded Deposit Accounts) will be maintained with Administrative Agent. Each Borrower shall instruct and direct all Account Debtors and other obligors to make payments directly to Administrative Agent by wire transfer, ACH, or other means as Administrative Agent may direct for deposit to the Collection Account. If any Borrower receives a payment by check or similar instrument, such instrument shall be immediately delivered to Administrative Agent in the form received without negotiation. If any Borrower otherwise receives a payment or Proceeds of Collateral directly, such Borrower will immediately deposit such payment or Proceeds into the Collection Account. Until deposited, each Borrower shall hold all payments and Proceeds in trust for Administrative Agent without commingling them with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Obligations. Administrative Agent is hereby authorized to receive and open all payments and items remitted to any lockbox and each Borrower authorizes Administrative Agent to accept, endorse and deposit on behalf of such Borrower any checks tendered by an Account Debtor or any other Person “in full payment” of its obligation to such Borrower. Other than the fraud or gross negligence of Administrative Agent or the willful breach of this Agreement by Administrative Agent (as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction), no Borrower shall assert against Administrative Agent any claim arising therefrom, irrespective of whether such action by Administrative Agent effects an accord and satisfaction of any Borrower’s claims under Section 3-311 of the UCC or otherwise.

(c) Application of Payments.

(i) Administrative Agent will withdraw funds deposited in the Collection Account, subject to final collection, and pay down amounts owed to Administrative Agent by Borrowers, including borrowings on the Revolving Loans and Swing Loans, by applying such funds on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Administrative Agent that are not first deposited to the Collection Account pursuant to any treasury and cash management service provided to the applicable Borrower by Administrative Agent, such payments shall be applied as provided in the applicable treasury and cash management agreement between the applicable Borrower and Administrative Agent.

31

(ii) So long as no Event of Default has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Administrative Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Administrative Agent (other than fees or expenses that are for Administrative Agent’s separate account or for the separate account of LC Issuer) shall be apportioned ratably among the Lenders.

(iii) All payments to be made hereunder by Borrowers shall be remitted to Administrative Agent as set forth in clause (i) above and all such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Event of Default has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to first to reduce the balance of the Swing Loans, if any, and then to the balance of the Revolving Loans outstanding and, thereafter, to Borrowers or such other Person entitled thereto under applicable law.

(iv) At any time that an Event of Default has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent shall be applied as follows:

(A) first, to pay any Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Administrative Agent pursuant to the terms of Section 2.4(d)(iv), until paid in full,

(B) second, to pay any fees or premiums then due to Administrative Agent under the Loan Documents, until paid in full,

(C) third, to pay interest due in respect of all Protective Advances, until paid in full,

(D) fourth, to pay the principal of all Protective Advances, until paid in full,

(E) fifth, ratably, to pay any Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

(H) eighth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,

(I) ninth, ratably

i) to pay the principal of all Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,

ii) to Administrative Agent, to be held by Administrative Agent, for the benefit of LC Issuer, as cash collateral in an amount up to 105% of the outstanding balance of the Letters of Credit,

32

(J) ninth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(K) tenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(L) eleventh, to Borrowers or such other Person entitled thereto under applicable law.

(v) Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a settlement delay as provided in Section 2.1(d).

(vi) In the event of a direct conflict between the priority provisions of this Section 2.5 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.18 and this Section 2.5, then the provisions of Section 2.18 shall control and govern, and if otherwise, then the terms and provisions of this Section 2.5 shall control and govern.

(d) Prepayment. Subject to the payment of any early termination fee, any Borrower may voluntarily prepay the Obligations (other than Rate Management Obligations which may be prepaid pursuant to the terms of the applicable Rate Management Agreement), in whole or in part, without premium or penalty, with ten (10) days prior notice to Administrative Agent; provided that to the extent the same is not received by Administrative Agent together with notice thereof prior to noon (Houston, Texas time) on a Business Day, the same shall be deemed to be received on the following Business Day.

(e) Dispositions and Issuances.

(i) Subject to Section 4.7, if any Borrower shall at any time or from time to time make a Disposition (other than the Dispositions permitted under clauses (a) through (d) of the definition of Permitted Dispositions) of any portion of its assets or issue equity interests, such Borrower shall, promptly upon receipt of the Net Proceeds of such Disposition or issuance, deliver such Net Proceeds to Administrative Agent to be applied as follows:  (A) if no Event of Default has occurred or is continuing, (1) first, to prepay the principal amount of the Revolving Loan (which shall not reduce the Maximum Revolving Credit Amount unless otherwise requested by such Borrower in writing), and (2) second, to prepay the other Obligations in such order as shall be determined by Administrative Agent in its Permitted Discretion and (B) if an Event of Default has occurred and is continuing, in such order as shall be determined by Administrative Agent in its sole discretion.

(ii) Notwithstanding the foregoing, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Administrative Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or Disposition or the cost of purchase or construction of other assets useful in the business of such Borrower, (C) the monies are held in a Deposit Account in which Administrative Agent has a perfected first-priority security interest, and (D) Borrowers complete such replacement, purchase, or construction within 180 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies, then the Borrower whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Administrative Agent and applied in accordance with Section 2.5. Nothing contained in this Section 2.5(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 5.11.

33

2.6 Interest and Interest Related Matters.

(a) Interest. Borrowers agree, jointly and severally, to pay to Administrative Agent interest on the outstanding principal balance of the Revolving Advances at a per annum rate equal to Term SOFR plus the SOFR Adjustment plus the Applicable Margin with respect thereto, as calculated in accordance with Section 2.6(c). Borrowers agree, jointly and severally, to pay to Administrative Agent interest on the outstanding balance of all other Obligations (other than the Revolving Advances made hereunder) at the rate applicable to Advances comprising the Revolving Loan, unless a different rate is provided for in a separate agreement entered into by one or more Borrowers with Administrative Agent or any Affiliate of Administrative Agent. Accrued interest shall be payable (i) monthly in arrears not later than the first Business Day of each month commencing on each Interest Payment Date, (ii) upon the Termination Date and (iii) at any time after the occurrence of an Event of Default upon demand and upon the automatic acceleration of the Obligations.

(b) Post-Default Rate. Notwithstanding the foregoing, from and after an Event of Default, whether at stated maturity, upon acceleration or otherwise, the Obligations shall bear interest, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to three percent (3.00%) plus the interest rate set forth in Section 2.6(a), but in no event to exceed the highest rate permitted by law. Borrowers agree, jointly and severally, to pay to Administrative Agent interest at the Default Rate from the date of such Event of Default to and including the date designated by Administrative Agent in writing as the date that such Event of Default has been cured or waived by Administrative Agent.

(c) Computation of Interest and Related Fees. All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed (except for interest calculated by reference to the Prime Rate, which shall be based on a year of 365 or 366 days, as applicable). The date of funding of a Revolving Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. For purposes of determining Prime Rate hereunder, Administrative Borrower shall be deemed to make a request on each Business Day.

(d) Interest Accrual on Payments Applied to Obligations. Payments received by Administrative Agent shall be applied to the Obligations as provided in Section 2.5(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Obligations. This one Business Day clearance charge on all payments received by Administrative Agent is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.6(b) shall accrue exclusively to Administrative Agent.

(e) Payments Due on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(f) Usury. No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law. Payments in the nature of interest and other charges made under any Loan Document or any other document, instrument or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Obligations shall be reduced by that amount so that such payments will not be deemed usurious.

(g) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

34

(h) Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default) or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.14 or 2.16 and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate Administrative Agent or each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of Administrative Agent or a Lender setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.6(h) shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay Administrative Agent or such Lender, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

2.7 Notification; Verification; Power of Attorney.

(a) Administrative Agent’s Notification and Verification Rights. Each Borrower acknowledges and agrees that Administrative Agent or its designee may at any time and at Administrative Agent’s sole discretion (i) notify, or require such Borrower to notify or join Administrative Agent in notifying, any and all of such Borrower’s Account Debtors or other Persons obligated to pay an Account, a General Intangible or other amount due that the Account, General Intangible, or other amount due has been assigned to Administrative Agent for security and must be paid directly to the Collection Account in the manner reasonably presented by Administrative Agent; (ii) contact, and verify with (or cause such Borrower to contact and verify with), any Person and by any means deemed necessary or appropriate by Administrative Agent, the validity and amount or any other matter relating to any Account (including amounts owed to such Borrower) and require such Borrower to send requests for verification of Accounts or send notices of assignment of Accounts to its Account Debtors and other obligors, and (iii) require such Borrower to give notice, or to join Administrative Agent in giving notice, of Administrative Agent’s security interest in the Accounts, General Intangibles and other Collateral or the existence of the Obligations to any of its Account Debtors or other Persons obligated to pay an Account, a General Intangible or other amount due, and of the requirement that such amounts must be paid directly to Administrative Agent at such address as may be designated by Administrative Agent, all in a form and format acceptable to Administrative Agent.

(b) Account Dispute Notifications. Each Borrower shall immediately notify Administrative Agent of any material dispute between any Borrower and any Account Debtor or other Person concerning any Account, and of any bankruptcy filing, Lien, garnishment or other legal action concerning any Accounts and each Borrower shall, if requested by Administrative Agent upon the occurrence and during the continuation of an Event of Default, immediately settle any such dispute, at such Borrower’s sole cost and expense; provided that such Borrower shall not, without Administrative Agent’s prior written consent, compromise or adjust any Account or grant any additional discounts, allowances or credits thereon other than in such Borrower’s ordinary course of business consistent with past practice.

(c) Borrowers’ Authorizations; Power of Attorney. Each Borrower hereby irrevocably authorizes Administrative Agent and any designee of Administrative Agent, in such Borrower’s or Administrative Agent’s name, and hereby irrevocably appoints Administrative Agent and any designee of Administrative Agent, as such Borrower’s true and lawful attorney-in-fact (which appointment is coupled with an interest) with power (but not the duty) to, at such Borrowers’ joint and several expense, exercise, upon written notice to Borrowers if no Event of Default exists, at any time and from time to time, any of the following powers until all of the Obligations have been indefeasibly paid in full: (i) receive, take, endorse, assign, deliver, accept and deposit, in the name of Administrative Agent or any Borrower, any and all cash, checks, notes, commercial paper, drafts, money orders, remittances and other instruments and documents relating to any Collateral or the Proceeds thereof; (ii) file financing statements describing Collateral to perfect Administrative Agent’s security interest (for its benefit and the benefit of the Lenders) in the Collateral and to describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including any commercial tort claims; (iii) pay any sums necessary to discharge any Lien which is senior to Administrative Agent’s security interest in any Collateral; (iv) file in the name of any Borrower or Administrative Agent or both (A) mechanic’s lien or related notices or (B) claims under any payment bond, in connection with goods or services sold by any Borrower in connection with the improvement of realty and (v) create, prepare, complete, execute, deliver, endorse or file on behalf of any Borrower any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any other record required to be obtained, executed, delivered or endorsed by such Borrower in accordance with the terms of this Agreement. Each Borrower ratifies and approves all acts of Administrative Agent and its designees as attorney.

35

2.8 Fees.

(a) Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b) Unused Line Fee. Borrowers agree to pay Administrative Agent, for the ratable account of each Lender, a fee in an amount equal to (i) (A) the Maximum Revolving Credit Amount less (B) the actual daily balance of the sum of the outstanding Revolving Advances, multiplied by (ii) 0.20% as calculated per Section 2.6(c) of the Loan Agreement. Such fee is to be paid monthly in arrears on the last day of each month and on the Termination Date.

(c) Letter of Credit Fees. For each Letter of Credit, Borrowers agree, jointly and severally, to pay to Administrative Agent a fee (the “L/C Fee”) equal to three and one-half of one (3.50%) per annum of the undrawn face amount of each Letter of Credit, plus, upon the occurrence and during the continuation of an Event of Default, an additional three percent (3.00%) per annum of the undrawn face amount of each Letter of Credit. The L/C Fee shall be payable in advance (i) upon the issuance of each Letter of Credit for the number of days remaining in the month during which such Letter of Credit was issued, (ii) thereafter, monthly, on the first Business Day of each month during which each such Letter of Credit remains outstanding, and (iii) during the continuation of an Event of Default upon demand and upon the automatic acceleration of the Obligations. The L/C Fee for Letters of Credit shall be computed on the basis of a 360-day year the actual number of days elapsed. In addition to the L/C Fee, Borrowers agree, jointly and severally, to pay to Administrative Agent all of Administrative Agent’s out-of-pocket and customary administrative expenses charged in connection with the issuance of any Letter of Credit, the honoring of drafts under any Letter of Credit, any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit. In addition, Borrowers jointly and severally agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(d) Termination Fee. In the event that Borrowers terminate the Revolving Loan on a date prior to the Maturity Date, then, in addition to any other fees paid or payable by Borrowers hereunder and under the other Loan Documents, Borrowers agree, jointly and severally, to pay to Administrative Agent, for the ratable benefit of the applicable Lenders, an early termination fee, as liquidated damages, in an amount equal to a percentage of the Maximum Revolving Credit Amount calculated as follows:

(i) if such termination or acceleration occurs less than one (1) year after the Effective Date, the early termination fee shall be three percent (3.00%) of the Maximum Revolving Credit Amount;

(ii) if such termination or acceleration occurs more than one (1) year after the Effective Date but less than two (2) years after the Effective Date, the early termination fee shall be one percent (1.00%) of the Maximum Revolving Credit Amount; and

(iii) if such termination or acceleration occurs more than two (2) years after the Effective Date, the early termination fee shall be zero percent (0.00%) of the Maximum Revolving Credit Amount.

(e) Other Fees and Charges. Administrative Agent may impose additional fees and charges upon the occurrence and during the continuation of an Event of Default for (i) waiving an Event of Default, or for (ii) the administration of Collateral by Administrative Agent. All such fees and charges shall be imposed at Administrative Agent’s sole discretion following written notice (e-mail sufficient) to Administrative Borrowers on a periodic or flat fee basis and in lieu of or in addition to imposing interest at the Default Rate, and Administrative Borrower’s request for a Revolving Advance following such notice shall constitute Borrowers’ joint and several agreement to pay such fees and charges.

(f) Payment of Fees. All fees and other amounts payable by Borrowers hereunder shall be paid jointly and severally by Borrowers, at Administrative Agent’s sole option, by (i) Administrative Agent initiated Revolving Advances or, at the discretion of Swing Loan Lender, as a Swing Loan; (ii) debiting said amounts from any Borrower’s Deposit Account; or (iii) Borrowers’ joint and several payment of said amounts in cash or other good funds acceptable to Administrative Agent, immediately upon demand therefor by Administrative Agent and upon the automatic acceleration of the Obligations. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances or Swing Loans made by and owing to Administrative Agent and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

36

2.9 Limitations on Revolving Advances. Notwithstanding anything to the contrary in the Loan Documents, no Borrower may request or demand that Revolving Advances be made on the Revolving Loan that would cause an Overadvance. If at any time an Overadvance exists, Borrowers, jointly and severally, agree to immediately prepay the Revolving Advances in an amount sufficient to eliminate such Overadvance and, if after paying all outstanding Revolving Advances, an Overadvance still exists, Borrowers, jointly and severally, agree to pay into the Cash Collateral Account an amount equal to the amount necessary to eliminate such Overadvance, unless Administrative Agent consents to such Overadvance in writing prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Administrative Agent in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both. Administrative Agent may, in its sole discretion pursuant to Section 2.4(a) and from time to time, make Revolving Advances causing an Overadvance. In such event, Borrowers, jointly and severally, agree, upon demand by Administrative Agent, to prepay the Revolving Notes in an amount sufficient to eliminate such Overadvance.

2.10 Account Stated. Administrative Agent may submit or make available to Administrative Borrower, from time to time, accounting and bookkeeping records of Revolving Advances (including all payments made by Administrative Agent or any Lender under any Letter of Credit), payments with respect to the Obligations, Administrative Agent’s calculation of the amount of the Obligations and other statements, data and reports setting forth the status of transactions arising hereunder, each in such form and content as Administrative Agent in its sole discretion deems appropriate (collectively, the “Statements”). All Statements shall be considered correct and binding upon Borrowers, except to the extent that Administrative Agent receives, within sixty (60) days after such Statements are made available to Administrative Borrower, written notice from Administrative Borrower of any specific exceptions by Borrowers to any particular Statement; provided, however, the Statements shall be binding against Borrowers as to any items to which Administrative Borrower has not expressly objected.

2.11 Payments to be Free of Deductions. All payments by any Borrower on the Obligations (including Advances) shall be made without setoff or counterclaim, and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any governmental authority unless such Borrower is required by law to make such deduction or withholding. If any such obligation is imposed upon any Borrower with respect to any amount payable by such Borrower, Borrowers agree, jointly and severally, to pay to Administrative Agent on the date on which such amount becomes due and payable and in United States Dollars, such additional amount as shall be necessary to enable Administrative Agent to receive the same net amount which it would have received on such due date had no such obligation been imposed upon such Borrower. If any Borrower shall be required by law to make such deduction or withholding, Administrative Borrower will deliver to Administrative Agent tax receipts or other appropriate evidence of payment.

2.12 Capital Adequacy. If, after the Effective Date, (a) the introduction or adoption of, or any change in or in the interpretation, promulgation, implementation or administration of, (i) any applicable law or (ii) any governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law), (b) compliance by Administrative Agent, Swing Loan Lender, or any Lender (for purposes of this Section 2.12, the term “Lender” shall include Administrative Agent, Swing Loan Lender, LC Issuer or any Lender and any corporation or bank controlling Administrative Agent, Swing Loan Lender or any Lender) with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), including any request, rule, guideline or directive (i) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (ii) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, or (c) any change in the Risk-Based Capital Guidelines, (x) affects or would affect the amount of capital required or expected to be maintained by any Lender or any Affiliate of such Lender, and such Lender reasonably determines that the amount of such capital is increased by or based upon the existence of Advances, then such Lender may notify the Borrowers and Administrative Agent, and within thirty (30) days after presentation of such notice by such Lender or upon demand by Administrative Agent or upon the automatic acceleration of the Obligations, Borrowers agree, jointly and severally, to pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of Advances or (y) has or would have the effect of reducing the rate of return on the capital or property of such Lender or any Person controlling such Lender as a consequence of, as determined by such Lender in its reasonable discretion, the existence of such Lende’s commitments or obligations under this Agreement or any other Loan Document, then, upon demand by Administrative Agent and upon the automatic acceleration of the Obligations, Borrowers agree, jointly and severally to immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances; provided that no Borrower shall be required to pay to such Lender any such additional amounts incurred more than one hundred eighty (180) days prior to the date on which such Lender demands payment therefor; provided, further, that if the circumstance giving rise to such compensation has a retroactive effect, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect.

37

2.13 Certificate. If any Lender demands compensation as a result of the occurrence of one more of the circumstances described in Section 2.12, such Lender shall deliver to Administrative Borrowers a certificate signed by an officer of such Lender, setting forth such additional amount required to be paid by Borrowers to such Lender under any provision of Section 2.12 and the computations made by such Lender to determine such additional amount. Such certificate, in the absence of manifest error, shall be conclusive as to the additional amount owed.

2.14 Inability to Determine Rates. Subject to Section 2.16, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Administrative Agent determines that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any Interest Period with respect to a proposed or continued SOFR Loan does not adequately and fairly reflect the cost to Administrative Agent of making and maintaining such SOFR Loan, then, in each case, Administrative Agent shall promptly notify Borrowers.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Revolving Loans bearing interest at the Prime Rate to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Revolving Loans bearing interest at the Prime Rate in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Revolving Loans bearing interest at the Prime Rate at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.6(h).

2.15 Illegality. If any Lender determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Revolving Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower and the Administrative Agent (an “Illegality Notice”), any obligation of such Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Revolving Loans bearing interest at the Prime Rate to SOFR Loans, shall be suspended until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from Administrative Agent, prepay or, if applicable and at the option of the Borrowers, convert all SOFR Loans to Revolving Loans bearing interest at the Prime Rate on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.6(h).

2.16 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

38

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrowers may revoke any pending request for a SOFR Loan to be made, or for any conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Revolving Loans bearing interest at the Prime Rate and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Revolving Loans bearing interest at the Prime Rate at the end of the applicable Interest Period.

2.17 Administrative Borrower. Each Borrower hereby designates and irrevocably appoints Applied Optoelectronics as its representative, agent and attorney (“Administrative Borrower”) for the purposes of issuing requests for Advances, requesting the issuance or amendment of Letters of Credit, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Revolving Loan, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Administrative Borrower hereby accepts such appointment. Administrative Agent may regard any notice or other communication pursuant to any Loan Document from Administrative Borrower as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. The handling of this credit facility as a co-borrowing facility with an administrative borrower in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Administrative Agent shall not incur any liability to any Person as a result thereof.  To induce Administrative Agent to do so and in consideration thereof, and as more fully set forth in Section 9.2, each Borrower agrees, jointly and severally, to indemnify, defend and hold harmless each Indemnified Person from and against any and all liabilities, losses, damages (including contract, tort, and equitable claims), penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) arising from, based on or in any way relating to or arising from the handling of the financing arrangements of Borrowers as provided herein, reliance by Administrative Agent on any request or instruction from Administrative Borrower or any other action taken by Administrative Agent with respect to this Section 2.17 and any other investigative, administrative or judicial proceedings, whether or not such Indemnified Person shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnified Person, arising from, based on or in any way relating to or arising from the handling of the financing arrangements of Borrowers as provided herein, reliance by Administrative Agent on any request or instruction from Administrative Borrower or any other action taken by Administrative Agent with respect to this Section 2.17.

39

2.18 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.18 so long as such Lender is a Defaulting Lender.

(b) (i) except as otherwise expressly provided for in this Section 2.18, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitments, and no Revolving Commitment of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any Revolving Advances shall be applied to reduce the Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitments; provided, that, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) any closing, commitment, upfront, or facility fees pursuant to this Agreement shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which LC Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s pro rata share of the outstanding Swing Loans and the Maximum Undrawn LC Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitments of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated commitment in the outstanding Swing Loans plus such Lender’s reallocated commitment in the aggregate Maximum Undrawn LC Amount of all outstanding Letters of Credit to exceed the Revolving Commitment of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall, within one Business Day following notice by Administrative Agent, (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) cash collateralize for the benefit of LC Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 10.8 for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8 with respect to such Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit during the period such Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 2.8 shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

40

(E) if all or any portion of such Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of LC Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.8(c) with respect to such Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit shall be payable to the LC Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such pro rata share in the Maximum Undrawn LC Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and LC Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Swing Loan Lender or LC Issuer, as applicable, is satisfied that the related exposure and Defaulting Lender’s pro rata share of the Maximum Undrawn LC Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.18(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Loan Documents, and all amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment.

(d) Other than as expressly set forth in this Section 2.18, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.18 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Administrative Agent, Borrowers, Swing Loan Lender, and LC Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then the pro rata shares of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and the Maximum Undrawn LC Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment.

(f) If Swing Loan Lender or LC Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and LC Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or LC Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

41

3. Borrowers’ Representations and Warranties.

To induce Administrative Agent and each Lender to enter into this Agreement, each Borrower makes the following representations and warranties and any request for an Advance or the issuance of a Letter of Credit will be deemed a representation by each Borrower that all such representations and warranties are true, correct and complete in all material respects as of the time of the request, unless they relate exclusively to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date:

3.1 Organization and Qualification. Each Borrower (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) is, and shall at all times during the term of the Facility be registered as a foreign entity in each jurisdiction in which it conducts business where the conduct of its business requires foreign entity registration under applicable law, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect; (c) is, and shall at all times during the term of the Facility remain, duly qualified to do business in each jurisdiction where the conduct of its business requires qualification, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect; and (d) has, and shall at all times during the term of the Facility retain, the full power and authority to own its property and assets, and to conduct the business in which it engages, and to execute and deliver, and to perform all of its obligations under the Loan Documents to which it is a party; and (e) has delivered to Administrative Agent accurate and complete copies of its Organizational Documents which are, and shall at all times during the term of the Facility remain, operative and in effect, and such Organizational Documents have not been amended or modified from the form or since the time last provided to Administrative Agent, and shall not be amended in any manner that could reasonably be expected to adversely affect any Lender in any material respect, without Administrative Agent’s prior written approval.

3.2 Name; Chief Executive Office; Collateral Location; and Federal Employer Identification Number. During its existence, each Borrower has done business solely under the names set forth on Schedule 3.2 in addition to its correct legal name. Each Borrower’s chief executive office and principal place of business is located at the address set forth on Schedule 10.5, and all of such Borrower’s records relating to its business or the Collateral are kept at that Location. All of each Borrower’s Collateral is located at such Borrower’s chief executive office and principal place of business or at one of the other Locations, except for (a) the Collateral in the possession of Administrative Agent, (b) Equipment which is being repaired or refurbished in the ordinary course of business consistent with past practice, and (c) Inventory or Equipment which is used by an employee of such Borrower in the ordinary course of business consistent with past practice that is in the possession of such employee. Each Borrower’s correct legal name and Federal Employer Identification Number are correctly set forth on Schedule 3.2.

3.3 Capitalization.

(a) Set forth on Schedule 3.3 to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class and a description of the number of shares of each such class that are issued and outstanding.

(b)Set forth on Schedule 3.3 to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Borrowers’ direct and indirect Subsidiaries showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction).

(c)Except as set forth on Schedule 3.3 to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

42

3.4 Authorization. The execution, delivery, and performance by each Borrower of the Loan Documents to which it is a party and all borrowing under the Revolving Loan (a) have been duly authorized by all necessary action on the part of such Borrower; (b) without limiting the foregoing clause (a), do not require the consent or approval of such Borrower’s shareholders, general partners, limited partners, members or any other Person, except as have been obtained and delivered to Administrative Agent; (c)  do not violate such Borrower’s Organizational Documents or any resolution of such Borrower’s governing body, persons, or authority, where applicable; (d) do not and will not contravene any provision of, or constitute a default (beyond any applicable notice and cure periods) under, any indenture, mortgage, contract, agreement, document or instrument or dealings to which such Borrower is a party or by which it is bound; (e) do not violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to such Borrower; and (f) do not result in, or require, the creation or imposition of any Lien (other than Administrative Agent’s security interest in the Collateral) upon or with respect to any of the assets now owned or subsequently acquired by such Borrower. No law, rule or regulation or any order, writ, injunction or decree presently in effect and having applicability to any Borrower or any contractual or other obligation applicable to any Borrower or any Borrower’s properties or assets could reasonably be expected to have a Material Adverse Effect. No Borrower is in default under or with respect to any of its contractual obligations in any respect that could reasonably be expected to have a Material Adverse Effect. Upon execution and delivery thereof, the Loan Documents will constitute the legal, valid, and binding agreements and obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms. No Borrower’s Organizational Documents provide that membership interests of such Borrower are a “security” or are governed by Article 8 of the UCC or the membership interests of each Borrower are represented by certificates and constitute and shall remain a “security” within the meaning of, and are governed by, Article 8 of the UCC.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of the UCC shall continue and be given effect.

3.5 No Approval Necessary. No consent or authorization by, approval of, giving of notice to, registration, declaration or filing with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization or any other Person is required for any Borrower’s execution, delivery, or performance of the Loan Documents to which it is a party or for any other Person’s execution, delivery performance of the Loan Documents to which it is a party, except to the extent obtained, accomplished or given prior to the date of this Agreement.

3.6 Accuracy of Financial Statements.

(a) All of each Borrower’s financial statements heretofore or hereafter delivered to Administrative Agent have been and will be, at the time of their delivery to Administrative Agent, prepared in accordance with GAAP; (b) all of each Borrower’s financial statements heretofore or hereafter delivered to Administrative Agent do, and will, at the time of their delivery to Administrative Agent, fully, accurately and fairly present such Borrower’s financial condition as of the date thereof and the results of such Borrower’s operations for the period or periods covered thereby, and are and will be consistent with other financial statements previously delivered to Administrative Agent; (c) since the dates of the most recent financial statements delivered to Administrative Agent, there has been no event which has had could have a Material Adverse Effect; and (d) all of each Borrower’s pro forma financial statements heretofore or hereafter delivered to Administrative Agent have been, and will be, at the time of their delivery to Administrative Agent, prepared consistently with such Borrower’s actual financial statements, and have and will fully and fairly represent such Borrower’s anticipated financial condition and the anticipated results of such Borrower’s operation for the period or periods covered thereby; provided, however, that it is recognized and understood that any projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers, and no assurances can be given that such projections or forecasts will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such projections or forecasts were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the projections may differ materially from projected or estimated results. Each Borrower currently has no material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, which are not reflected in the most recent financial statements, information and materials referred to in this Section 3.6, except for the existing indebtedness as set forth on Schedule 5.2 attached hereto.

43

3.7 No Pending or Threatened Litigation. Except as set forth on Schedule 3.7, there are no actions, suits or proceedings pending or, to any Borrower’s knowledge, threatened against or affecting any Borrower or any Borrower’s Subsidiaries or the property or revenues of any Borrower or any Borrower’s Subsidiaries in any court or before any governmental commission, board, department, bureau, agency, instrumentality or authority.

3.8 Full and Accurate Disclosure. This Agreement, the financial statements referred to herein, any loan application submitted to Administrative Agent, and all other documents, statements and information furnished by or on behalf of any Borrower to Administrative Agent in connection herewith (a) contain no untrue statement of a material fact; (b) omit no material fact necessary to make the statements contained therein or herein not misleading; (c) are correct and complete in all material respects; and (d) with respect to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

3.9 Compliance with Laws.

(a) Applicable Laws. Except as set forth on Schedule 3.9, each Borrower has complied in all material respects with all applicable statutes, rules, regulations, ordinances, laws, orders, and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of such Borrower’s business or the ownership of its properties except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(b) Investment Company. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940. No Borrower is subject to regulation under any applicable law which limits its ability to incur indebtedness, other than Regulation X (as defined within the applicable laws promulgated by the applicable governmental authorities from time to time).

(c) Patriot Act. No Borrower is subject to any statute, rule, law, regulation, ordinance, order, restriction, or list of any government agency (including the OFAC list) that prohibits or limits Administrative Agent or any Lender from making any Advance or extension of credit to any Borrower, or from otherwise conducting business with any Borrower. To the extent applicable, each Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Patriot Act. No part of the proceeds of the loans made hereunder will be used by any Borrower or any Borrower’s Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d) OFAC. No Borrower, nor any Affiliate of Borrower: (i) a Sanctioned Person; (ii) owns assets in Sanctioned Entities; or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. None of the proceeds of any Loan will be used or have been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(e) Environmental Laws.

(i) Hazardous Substances on Locations. Except as set forth on Schedule 3.9, there are not present in, on or under, or migrating from, any Location, which is subject to a Mortgage, any Hazardous Substances in such form or quantity as to create any material liability or obligation for any of any Borrower, Lender, or Administrative Agent under the common law of any jurisdiction or under any Environmental Law for any current or reasonably possible future use of the Location, and no Hazardous Substances have ever been used, stored, treated, generated, transported to or from, Released in, on or under any Location in such a way as to create a material liability.

(ii) Disposal of Hazardous Substances. Except as disclosed on Schedule 3.9, no Borrower has Released Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

44

(iii) Claims and Proceedings with Respect to Environmental Law Compliance. Except as set forth on Schedule 3.9 or as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to any Location or any Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant to such an Environmental Law. Except as set forth on Schedule 3.9 or as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no Borrower has entered into or agreed to any consent decree, order, or settlement or other agreement or undertaking, and no Borrower is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law or any other governmental requirement relating primarily to the environment or Hazardous Substances.

(iv) Compliance with Environmental Law; Permits and Authorizations. Except as set forth on Schedule 3.9 or as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Borrower (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses all valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or subject to withdrawal, or subject to material limitation within the next twelve (12) months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v) Status of Locations. Except as set forth on Schedule 3.9, no Location which is subject to a Mortgage is or has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi) Environmental Audits, Reports, Permits and Licenses. Each Borrower has delivered to Administrative Agent all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the environmental condition and compliance with Environmental Laws of any Location which is subject to a Mortgage.

3.10 ERISA.

(a) Maintenance and Contributions to Plans. Except as set forth on Schedule 3.10, none of any Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan, or (iii) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(b) Knowledge of Plan Noncompliance with Applicable Law. Except as set forth on Schedule 3.10, none of any Borrower nor any ERISA Affiliate has (i) knowledge that any Borrower or any ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, or (ii) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(c) ERISA Events. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

3.11 Operation of Business. Each Borrower now possesses, and shall at all times during the term of the Facility possess, all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or other rights required to conduct its business substantially as now conducted and as presently proposed to be conducted, except where the failure to so possess could not reasonably be expected to result in a Material Adverse Effect, and such Borrower is not in violation of any valid rights of others with respect to any of the foregoing. Each Borrower is in compliance with all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a Material Adverse Effect. Each Account is (or, in the case of all future Accounts, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the Account Debtor or other obligor named in that instrument. Neither the business nor any property or asset of any Borrower is presently affected by any fire, explosion, accident, strike, lockout, or other dispute, embargo, act of God, act of public enemy or terrorism, or similar event or circumstance, nor has any other event or circumstance relating to any Borrower’s business, affairs, properties or assets occurred, any of which could have a Material Adverse Effect.

45

3.12 Subsidiaries. Except for Permitted Subsidiaries and as set forth on Schedule 3.12, no Borrower has any Subsidiaries.

3.13 Payment of Taxes. Each Borrower and each Affiliate of any Borrower have timely filed all tax returns (federal, state, and local) required to be filed, and have timely paid to the proper governmental authority all withholding taxes, payroll taxes, employee taxes, income taxes, and all other taxes, assessments, governmental charges and levies of every kind whatsoever (including all interest and penalties pertaining thereto), incurred, assessed or otherwise required to be paid by such Borrower or such Affiliate of a Borrower in regards to such Borrower’s or such Affiliate’s assets, business, employees and income, except such as are not yet due, or as are being contested in good faith by proper proceedings diligently prosecuted and as to which adequate reserves are maintained in accordance with GAAP. No tax Lien has been filed against the property or assets of any Borrower, and, to each Borrower’s knowledge, no claim is being asserted, with respect to any such tax, fee or other charge. No tax return is under audit or examination by any governmental authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any governmental authority. Proper and accurate amounts have been withheld by each Borrower (if and to the extent any such withholdings are so required) for all periods in full and complete compliance with the tax, social security, health care and unemployment withholding provisions of applicable law, and such withholdings (if any) have been timely paid to the respective governmental authorities. No Borrower (a) intends to treat the Loans or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4), and (b) is aware of any facts or events that would result in such treatment.

3.14 First Lien in Collateral. Administrative Agent’s security interest, for its benefit and the benefit of the Lenders, in and Lien on the Collateral constitutes and shall at all times constitute a first priority Lien thereon (except to the extent of Permitted Liens). Each Borrower is the absolute owner of its Collateral with full right to pledge, sell, consign, transfer and create a security interest in the same, free and clear of any and all claims in favor of others (other than Permitted Liens) and no security agreement, financing statement, equivalent security or Lien instrument, continuation statement covering, or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of Administrative Agent, pursuant to this Agreement or any Security Document, or to secure Permitted Liens. Each Borrower has previously or simultaneously herewith authorized the filing of financing statements sufficient when filed to perfect Administrative Agent’s security interest in the Collateral and other Liens created by the Security Documents. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed by Administrative Agent with respect to such Collateral.

3.15 Intellectual Property Rights.

(a) Owned Intellectual Property. Set forth on Schedule 3.15 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which any Borrower is the owner of record (the “Owned Intellectual Property”). Except as set forth on Schedule 3.15, (i) each Borrower owns its Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, (ii) no Person other than such Borrower owns or has been granted any right in such Borrower’s Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable, and (iv) each Borrower has taken all commercially reasonable action necessary to maintain and protect its Owned Intellectual Property.

(b) Intellectual Property Rights Licensed from Others. Set forth on Schedule 3.15 is a complete list of all agreements under which any Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Available Software”) and a summary of any ongoing payments any Borrower is obligated to make with respect to Licensed Intellectual Property. Except as set forth on Schedule 3.15, each Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens (other than Permitted Liens), court orders, injunctions, decrees, or writs, whether agreed to in writing by any Borrower or otherwise. Except as set forth on Schedule 3.15, no Borrower is contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

46

(c) Other Intellectual Property Needed for Business. Except for Available Software and as set forth on Schedule 3.15, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct each Borrower’s business as it is presently conducted or as such Borrower reasonably foresees conducting it.

(d) Infringement. Except as set forth on Schedule 3.15, no Borrower has any knowledge of, or has received notice either orally or in writing alleging, any infringement or other violation of another Person’s Intellectual Property Rights (including any claim that a Borrower must license or refrain from using the Intellectual Property Rights of any Person) nor, to any Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

3.16 Solvency. Before and after giving effect to the transactions to occur on or about the date hereof, each Borrower is Solvent.

3.17 Rate Management Agreements. Each Borrower hereby represents and warrants to Administrative Agent and Lenders and covenants that on the date that any Rate Management Agreement is executed, (a) each Borrower and each guarantor thereof shall satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act, and all related rules, regulations and orders of the Commodity Futures Trading Commission (including the application and official interpretation of any thereof), to enter into a Rate Management Agreement, (b) the rate, asset, liability or other notional item underlying any Specified Swap Agreement regarding an interest or monetary rate, or foreign currency exchange swap, entered into or executed in connection with this Agreement is or will be, or is or will be directly related to, a financial term hereof, (c) the aggregate notional amount of all Rate Management Agreements entered into or executed by Borrowers in connection with the financial terms of this Agreement, whether entered into or executed with any Borrower or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the term of this Agreement, (d) each Rate Management Agreement entered into or executed in connection with the financial terms of this Agreement after the Effective Date has been or will be entered into no earlier than ninety (90) days before the Effective Date or of any transfer of principal hereunder, (e) the purpose of any Rate Management Agreements in respect of any commodity or foreign currency exchange entered into or executed in connection with this Agreement is or will be to hedge commodity or foreign currency price risks incidental to Borrowers’ business and arising from potential changes in the price of such commodity or foreign exchange currency rate, and (f) each Rate Management Agreement entered into or executed in connection with this Agreement mitigates against the risk of repayment hereof and is not for the purpose of speculation. For purposes of this Section 3.17, the term (i) “financial term” shall include, without limitation, the duration or term of this Agreement, rate of interest, the currency or currencies in which the Loans are made and its principal amount, and (ii) “transfer of principal” means any draw of principal under this Agreement, any amendment, restructuring, extension or other modification of this Agreement.

3.18 Insurance. All policies of insurance of any kind or nature of any Borrower, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, if and as applicable, are in full force and effect as of the date of this Agreement and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Borrower.

3.19 No Event of Default. No Event of Default or event which, with the passage of time would become an Event of Default, has occurred and is continuing.

3.20 Brokers Fees; Transaction Fees. No Borrower has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

47

3.21Outbound Investments. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause Administrative Agent or the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

4. Borrowers’ Affirmative Covenants.

So long as the Obligations remain unpaid or unsatisfied, or the Facility has not been terminated, each Borrower shall comply with each of the following covenants, unless Administrative Agent waives compliance in writing.

4.1 Use of Proceeds. Each Borrower shall use the proceeds of each Advance and each Letter of Credit solely for such Borrower’s general working capital purposes and business operations, unless specifically consented to the contrary by Administrative Agent in writing. No Borrower shall, directly or indirectly, use any of the proceeds of any Advance for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (or any successor), or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors (or any successor), or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934 or by any of the rules and regulations respecting the extension of credit promulgated thereunder, or for any payments to any (a) governmental authority’s officials or employees, (b) political party, (c) official of any political party, (d) candidate for political office, or (e) any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, or otherwise prohibited by or in violation of applicable law. No proceeds of any Advance shall be conveyed or transferred to, or used for the direct or indirect benefit of, any Subsidiary or any Affiliate of any Borrower other than in accordance with Section 5.4 of this Agreement.

4.2 Compliance with Laws.

(a) Applicable Laws. Each Borrower shall (i) conduct its business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; provided, however that any Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as such Borrower has notified Administrative Agent in writing prior to doing so and so long as, in Administrative Agent’s sole opinion, Administrative Agent’s interests in the Collateral are not jeopardized, and provided further that Administrative Agent may require Borrowers to post adequate security or a surety bond, reasonably satisfactory to Administrative Agent, to protect Administrative Agent’s interest; (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance; and (iii) not violate any valid Intellectual Property Rights of others.

(b) Patriot Act. Each Borrower shall (i) not be or become subject at any time to any statute, rule, law, regulation, ordinance, order, restriction, or list of any government agency that prohibits or limits Administrative Agent or any Lender from making any Advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower; (ii) prohibit any Person that is a shareholder, member, manager, director or officer of any Borrower from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders; (iii) not permit the proceeds of any Advance or any other financial accommodation extended by Administrative Agent or Lenders to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law; (iv) provide documentary and other evidence of such Borrower’s identity as may be requested by Administrative Agent or any Lender at any time to enable Administrative Agent or any such Lender to verify such Borrower’s identity or to comply with any applicable law or regulation, including Section 326 of the Patriot Act; (v) comply with all applicable Bank Secrecy Act laws and regulations; and (vi) otherwise comply with the Patriot Act and Administrative Agent’s and such Lender’s related policies and procedures.

48

(c) Environmental Laws. To the extent Administrative Agent has been granted a Mortgage on any Location, each Borrower shall (i) comply with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store, manage or dispose of any Hazardous Substances in violation of applicable Environmental Laws and in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law. Each Borrower shall promptly conduct and complete at Borrowers’ joint and several expense all such investigations and testings as may be requested by any governmental authority or, in the event that Administrative Agent has been granted a Mortgage on any such Location, by Administrative Agent upon written notice to Administrative Borrower.

4.3 Tax Filings; Payment of Taxes and Obligations. Each Borrower shall (a) timely file all tax returns (federal, state, and local) required to be filed; (b) pay when due to the proper governmental authority all withholding taxes, payroll taxes, employee taxes, income taxes, and all other taxes, assessments, governmental charges and levies of every kind whatsoever (including all interest and penalties pertaining thereto), incurred, assessed or otherwise required to be paid in regards to such Borrower’s assets, business, employees and income; (c) pay or discharge all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any property of such Borrower except to the extent such undischarged claims are the subject of a Permitted Protest; and (d) pay when due all other material obligations of whatever nature or source, except in each case, such as are not yet due, or as are being contested in good faith by proper proceedings diligently prosecuted and as to which adequate reserves are maintained in accordance with GAAP.

4.4 Reporting. Administrative Borrower shall deliver to Administrative Agent all of the following financial statements, reports, notices and information, compiled where applicable using GAAP consistently applied, each in form and substance acceptable to Administrative Agent and on the date(s) set forth herein:

(a) Within one hundred and twenty (120) days after the end of each fiscal year of Borrowers (or, if earlier, by the date that the annual report on Form 10-K of the Borrowers for such fiscal year would be required to be filed under the rules and regulations of the SEC), Borrowers shall submit to Administrative Agent each Borrower’s audited financial statements (which shall include such Borrower’s balance sheet, income statement, and statement of retained earnings and cash flows), each compiled in accordance with GAAP and audited by an Acceptable Accountant, prepared, if requested by Administrative Agent, on a consolidated and consolidating basis and showing in comparative form the figures for the corresponding date and period in the previous fiscal year otherwise in a form acceptable to Administrative Agent. Such annual financial statements shall include an unqualified opinion of such accountant and a certification by the chief financial officer or chief executive officer of Administrative Borrower, substantially in the form of Exhibit 4.4(a) attached hereto (each, a “Compliance Certificate”), that such annual financial statements fully and fairly present each Borrower’s financial condition as of the date thereof and the results of operations for the period covered thereby, and are consistent with other financial statements previously delivered to Administrative Agent. Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by copies of all management letters prepared by Borrowers’ accountants. Delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Borrowers filed with the SEC shall be deemed to satisfy the requirements of this Section 4.4(a).

(b) As soon as available but in any event not more than thirty (30) days after the end of each calendar month, Borrowers shall submit to Administrative Agent, in a form acceptable to Administrative Agent, each Borrower’s company prepared monthly financial statements for each calendar month prepared for that month and for the year to date period then ended and prepared, if requested by Administrative Agent, on a consolidated and consolidating basis to include such Borrower’s Affiliates, subject to year-end adjustments, together with a certification by the chief financial officer or chief executive officer of Administrative Borrower, in a form acceptable to Administrative Agent, certifying that the monthly financial statements fully and fairly present each Borrower’s financial condition as of the date thereof and the results of operations for the period covered thereby, and are consistent with other financial statements previously delivered to Administrative Agent.

49

(c) As soon as available but in any event not more than thirty (30) days after the end of each calendar month, Borrowers shall submit to Administrative Agent, in a form provided by or acceptable to Administrative Agent, a Compliance Certificate by the chief financial officer or chief executive officer of Administrative Borrower (i) certifying and demonstrating that Borrowers are in compliance with all financial covenants of this Agreement, (ii) certifying that each of the transactions between the Borrowers and the Foreign Subsidiaries are in compliance with the conditions set forth in Section 5.4 of this Agreement, and (iii) certifying that no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, has occurred and that there has been no Material Adverse Effect since the date of this Agreement.

(d) (y) On or before the 15th of each calendar month, or (z) during an Increased Reporting Period, weekly on the last Business Day of each week, or at such other frequency as Administrative Agent may request from time to time in its Permitted Discretion, Borrowers shall submit to Administrative Agent, in a form acceptable to Administrative Agent:

(i) a certificate of the Borrowing Base as of the last Business Day of the preceding month or week, as applicable, appropriately completed and substantially in the form of Exhibit 4.4(d) attached hereto, together with all attachments required thereby (each, a “Borrowing Base Certificate”).

(ii) (A) summaries of agings of each Borrower’s Accounts and accounts payable and, if requested by Administrative Agent, detailed agings of each Borrower’s Accounts and accounts payable, (B) a list of each Borrower’s Inventory, (C) a calculation of each Borrower’s Accounts and Eligible Accounts, and (D) a listing as of month end of any checks written by any Borrower but not yet mailed to vendors but that have been removed from the accounts payable listing (held check listing), in each case as of the last day of the preceding month,

(iii) a reconciliation of each Borrower’s Inventory, each Borrower’s Accounts and accounts payable to the month-end financial statement for such calendar month delivered pursuant to Section 4.4(a).

(iv) receivables schedules, a reporting of sales and collections reports, and, upon request, copies of all credit memos, invoices (with corresponding shipping documentation) to Account Debtors in excess of $10,000, and summaries of all other adjustments to Accounts, in each case with respect to which Inventory has been shipped prior to delivery of such reporting;

(e) No later than thirty (30) days after each Borrower’s fiscal year end, Borrowers shall submit to Administrative Agent each Borrower’s annual business plan, including each Borrower’s projected balance sheet and income statement and statement of retained earnings and cash flows for each quarter of the next fiscal year, certified by the chief financial officer of Administrative Borrower as being such officer’s good faith estimate of the financial performance of Borrowers during the period covered thereby and accompanied by a statement of assumptions and supporting schedules and information.

(f) Promptly, but in any event no later than three (3) Business Days after discovery by any Borrower, such Borrower shall submit to Administrative Agent a written notice of:

(i) all actions, litigation, claims, investigations, administrative proceedings, or similar actions filed or threatened in writing against any Borrower or any Guarantor in any court or before any governmental commission, board, or authority which could reasonably be expected to (A) may result in a judgment, adverse determination, or other detriment against any Borrower in excess of $1,000,000 or (B) may have a Material Adverse Effect.

(ii) The occurrence of any Event of Default and the steps being taken by each Borrower to address such Event of Default.

(iii) any disputes or claims by any Borrower’s customers exceeding $500,000 individually or $2,500,000 in the aggregate during any fiscal year.

50

(g) Promptly but in any event no later than fifteen (15) days after distribution, the Borrowers shall submit to Administrative Agent copies of all financial statements, reports and proxy statements which any Borrower shall have sent to its shareholders or members, as applicable.

(h) No later than fifteen (15) days after they are required to be filed, the Borrowers shall submit to Administrative Agent copies of each Borrower’s signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(i) [Reserved].

(j) Promptly but in any event no later than fifteen (15) days after Administrative Agent’s request, Administrative Borrower shall submit to Administrative Agent a list of the names, addresses and phone numbers of all Account Debtors and a contact person for each Account Debtor, if available.

(k) Promptly but in any event no later than five (5) Business Days after Administrative Agent’s request in its Permitted Discretion, Administrative Borrower shall cause bank statements and/or other reports to be delivered to the Administrative Agent accurately setting forth all amounts deposited in (i) the Excluded Deposit Accounts and (ii) each Deposit Account maintained by a Foreign Subsidiary or by any Borrower on behalf of a Foreign Subsidiary.

(l) From time to time, with reasonable promptness, Administrative Borrower shall submit to Administrative Agent such other materials, reports, records or information as Administrative Agent may reasonably request.

4.5 Borrowers’ Insurance.

(a) Each Borrower shall maintain in effect, at Borrowers’ joint and several and sole expense, policies of insurance, in form and substance satisfactory to Administrative Agent and from financially sound and reputable insurance companies that are not Affiliates of any Borrower and having a minimum A.M. best rating of A, size category VII, on its assets (both real and personal property) and operations, in such amount and covering such risks as are customarily carried or maintained by Persons of established reputation engaged in similar businesses under such policies of insurance, including the following: (i) casualty insurance on all real and personal property included in the Collateral on an all risks basis (including the perils of flood and quake) covering the repair and replacement costs of all such property, without deduction for physical depreciation, (ii) insurance coverage for business interruption, public liability insurance (including products/completed operations liability coverage) and a commercial general liability policy insuring against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Borrower’s premises, a business automobile liability policy and a workers’ compensation policy; and (iii) such other insurance coverage in such amounts and with respect to such risks as Administrative Agent may reasonably request, including income coverage. Each Borrower shall maintain in effect flood insurance if any part of the real property Collateral or any Location which is subject to a Mortgage is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards (A, AE or V), in an amount equal to at least the lesser of: (x) the then full replacement cost of such Collateral without deduction for physical depreciation and (y) the maximum limit of coverage available under the National Flood Insurance Plan with respect to such Collateral.

(b) On the Effective Date, and at all times thereafter, each Borrower will cause the Administrative Agent to be named as an additional insured, assignee, mortgagee and lender loss payee, as applicable, on each insurance policy required to be maintained pursuant to Section 4.5(a) pursuant to endorsements in form and content acceptable to the Administrative Agent. Each Borrower will deliver to the Administrative Agent (i) on or before the Effective Date, certificates from such Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees (including lender loss payees) and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of the Administrative Agent from time to time full information as to the insurance carried, (iii) within fifteen (15) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) immediately, notice of any cancellation or nonrenewal of coverage by any Borrower.

51

(c) In the event any Borrower fails to provide the Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ joint and several expense to protect Administrative Agent’s interest in the Collateral. The coverage purchased by Administrative Agent may, but need not, protect Borrowers’ interests. Any Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrowers have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law, Borrowers will be jointly and severally responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. Each Borrower acknowledges that the costs of insurance purchased by Administrative Agent may be more than the cost of insurance that the Borrower would be able to obtain on its own.

(d) Each insurance policy required to be maintained pursuant to Section 4.5(a) shall satisfy the following additional requirements:

(i) All insurance premiums on all policies shall be paid as and when due and payable;

(ii) Administrative Agent shall be named as the only lender loss payee with respect to all property insurance policies and as additional insured with respect to general liability and umbrella or excess liability insurance policies;

(iii) No insurance policy of any Borrower shall provide for premium assessments against Administrative Agent;

(iv) Prior to the effective date of each new insurance policy and prior to the renewal date of each existing insurance policy, Administrative Borrower shall deliver to Administrative Agent: (A) a form ACORD 25 for each liability insurance policy and (B) a form ACORD 28 for each property insurance policy;

(v) Administrative Borrower will provide Administrative Agent with (A) within ten (10) days after the issuance thereof, complete copies of all insurance policies providing coverage to any Borrower issued after the date hereof and (B) within ten (10) days after any such change, amendment or modification thereto, complete copies of all changes, amendments or modifications to any insurance policies providing coverage to any Borrower.

(e) As additional security for the Obligations, each Borrower hereby assigns to Administrative Agent all of such Borrower’s right under and interest in every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy; provided, however, that (i) so long as no Event of Default has occurred and is continuing, the Borrowers shall have the option of applying the proceeds of all casualty policies for all losses, toward the replacement, restoration or repair of destroyed or damaged property; provided further that any such replaced, restored or repaired property (A) shall be of value at least equal to the value of the replaced, restored or repaired Collateral and (B) shall be free and clear of all Liens except Permitted Liens and the Obligations will at all times be collateralized to the same extent as prior to such loss, and (ii) upon the occurrence and during the continuation of an Event of Default, all proceeds paid but unused or payable under such casualty policies shall be turned over by the Borrowers and the insurers, or shall be payable by the Borrowers and the insurers, to Administrative Agent on demand. Each Borrower hereby grants Administrative Agent the sole right to (but Administrative Agent shall have no obligation to), in Administrative Agent’s name or such Borrower’s name, and hereby irrevocably makes, constitutes and appoints Administrative Agent (and each manager, officer, employee or agent designated by Administrative Agent) as such Borrower’s true and lawful attorney-in-fact, to, upon the occurrence and during the continuation of an Event of Default, (1) execute and deliver proofs of claim or file claims under any insurance policies; (2) receive, receipt and give acquittance for any payments that may be payable thereunder; (3) endorse checks and other instruments representing payment of the policy of insurance; (4) execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; (5) adjust, litigate, settle, compromise or release claims against the issuer of any policy; and (6) make all other determinations and decisions with respect to any insurance policies as they relate to Collateral. Subject to the first sentence of this Section 4.5(d)(v), any monies received under any insurance policy assigned to Administrative Agent, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Administrative Agent and, as determined by Administrative Agent in its Permitted Discretion, either be applied to prepayment of the Obligations or disbursed to the applicable Borrower under payment terms reasonably satisfactory to Administrative Agent for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

52

(f) The insurance requirements set forth in this Section 4.5 shall not be construed as a representation or warranty by Administrative Agent that the requirements contained herein are adequate for protection of any Borrower, nor limit any Borrower’s liability.

(g) All written communications, documents, certificates of insurance or other material relating to insurance sent to Administrative Agent shall be delivered to the following address, with a copy thereof also delivered to Administrative Agent pursuant to the notice provisions contained in Section 11.14: BOKF, NA, Attn: Credit Services – Insurance Monitoring, P.O. Box 271, Tulsa, OK 74101.

4.6 Books and Records; Inspection; Collateral Examination and Appraisals; Titled Collateral.

(a) Books and Records; Inspection. Each Borrower shall keep complete and accurate books and records with respect to the Collateral and such Borrower’s business and financial condition in accordance with GAAP, applied on a consistent basis. Each Borrower shall at any reasonable time and from time to time permit Administrative Agent or any representative of Administrative Agent to audit, examine and make copies of any of such Borrower’s books and records, and visit and inspect the Collateral and other assets of such Borrower, and to discuss the business, affairs, finances, insurance, Accounts and Collateral of such Borrower with any of such Borrower’s shareholders, members, officers, managers, directors, employees and other agents and with such Borrower’s independent accountants. If any Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, such Borrower, upon request of Administrative Agent, shall notify such party to permit Administrative Agent free access to such records at all reasonable times and to provide Administrative Agent with copies of any records it may request, all at Borrowers’ joint and several expense.

(b) Authorization to Borrowers’ Agents to Make Disclosures to Administrative Agent. Each Borrower authorizes all accountants and other Persons acting as such Borrower’s agent to disclose and deliver to Administrative Agent’s employees, accountants, attorneys and other Persons acting as its agent, at Borrowers’ joint and several expense, all financial information, books and records, work papers, management reports and other information in their possession regarding such Borrower.

(c) Collateral Exams and Inspections. Each Borrower shall permit Administrative Agent or its designee(s), from time to time in Administrative Agent’s Permitted Discretion, to conduct an audit and field examination of the Collateral or any other property of such Borrower; provided, that, after the Effective Date, although Administrative Agent reserves the right to conduct audits and field examinations as frequently as Administrative Agent determines is warranted, unless an Event of Default has occurred and is continuing, Borrowers shall not be obligated for the fees, costs and expenses of more than one (1) such audits and field examinations in any calendar year (or two (2) if an Increased Reporting Event has occurred during such calendar year).

(d) Collateral Appraisals. Administrative Agent may obtain, from time to time, at Borrowers’ joint and several expense, an appraisal (including the actual cash value or replacement cost) of all or any portion of the Collateral by an appraiser acceptable to Administrative Agent in its sole discretion; provided, that after the Effective Date, although Administrative Agent reserves the right to conduct appraisals as frequently as Administrative Agent determines is warranted, unless an Event of Default has occurred and is continuing, Borrowers shall not be obligated for the fees, costs and expenses of more than one (1) such appraisal in any calendar year (or two (2) if an Increased Reporting Event has occurred during such calendar year).

(e) Titled Collateral. At Administrative Agent’s request, each Borrower shall promptly (but in any event within five (5) Business Days of such request) provide to Administrative Agent all documentation needed to list Administrative Agent as “lienholder” on each of the titles to the titled Collateral owned by such Borrower, including delivering to Administrative Agent the original titles to each piece of titled Collateral owned by such Borrower, any chattel mortgages, powers of attorney, properly executed and notarized, together with any other documents, instruments or agreements requested by Administrative Agent that are necessary to perfect a first priority Lien in such Collateral.

53

4.7 Maintenance of Property; Location of Property; Disposition of Property.

(a) Except as otherwise provided herein, each Borrower shall maintain, keep and preserve all of its tangible and intangible assets, including the Collateral, necessary or useful in the proper conduct of its business in good repair and working order and condition, ordinary wear and tear excepted, and where applicable, properly licensed and certificated, and will from time to time replace or repair any worn, defective or broken parts

(b) Each Borrower shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights. Each Borrower shall take all commercially reasonable steps necessary to prosecute any Person infringing such Borrower’s Intellectual Property Rights and to defend itself against any Person accusing such Borrower of infringing any Person’s Intellectual Property Rights.

(c) Each Borrower shall defend the Collateral against all Liens (except Permitted Liens), claims and demands of all third Persons claiming any interest in the Collateral. Each Borrower shall keep all Collateral free and clear of all Liens except Permitted Liens.

(d) Except for Collateral in the possession of Administrative Agent, each Borrower shall keep all Collateral at one of the Locations.

4.8 Delivery of Instruments, etc. Upon request by Administrative Agent, each Borrower shall promptly deliver to Administrative Agent in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by such Borrower.

4.9 [Reserved].

4.10 Post-Closing Matters. Each Borrower shall satisfy each requirement set forth on Schedule 4.10 on or before the date specified for such requirement (or such later date as agreed by Administrative Agent in writing in its Permitted Discretion), in each case in form and substance acceptable to Administrative Agent in its Permitted Discretion.

4.11 Rate Management Agreements. Each Borrower may enter into such Rate Management Agreements with counterparties and on terms, reasonably acceptable to Administrative Agent, for the purposes of hedging interest rate risk with regard to all or a portion of the Advances and not for purposes of speculation; provided, that no Borrower shall grant any Lien on any of its property in connection with such Rate Management Agreements (other than Permitted Liens).

4.12 New Subsidiaries.

(a) Each Borrower may create, capitalize and make Investments in wholly owned Domestic Subsidiaries (each, a “Permitted Subsidiary”) after the Effective Date, so long as, in each case:

(i) at least thirty (30) days’ prior written notice thereof is given to Administrative Agent (or such shorter period of time as is acceptable to Administrative Agent in any given case by Administrative Borrower);

(ii) a Borrower or an existing Permitted Subsidiary is the parent entity for each wholly owned Domestic Subsidiary;

(iii) the Permitted Subsidiary is organized under the laws of a state in the United States or the District of Columbia;

(iv) no Event of Default then exists or would exist immediately after giving effect thereto; and

54

(v) no later than thirty (30) days after the closing of the formation of the Permitted Subsidiary, (i) such Permitted Subsidiary shall execute and deliver to Administrative Agent:  (A) a joinder to this Agreement and the other Loan Documents, jointly and severally, joining such Person as a “Borrower” hereunder and, joint and severally, assuming the Obligations hereunder and under the other Loan Documents, in form and substance reasonably acceptable to Administrative Agent in its sole discretion, and (B) a security agreement granting a first priority security interest in and Lien on its assets to secure the full and prompt payment of the Obligations and performance of the Loan Documents in form and substance reasonably acceptable to Administrative Agent in its sole discretion, and (ii) such Borrower shall grant to Administrative Agent as security for the Obligations a first priority pledge of and security interest in the equity interests of the Permitted Subsidiary pursuant to a pledge agreement in form and substance reasonably acceptable to Administrative Agent in its sole discretion.

(b) Notwithstanding anything to the contrary in Section 4.12(a) above, each Borrower may create, capitalize, and make Investments in its Foreign Subsidiaries to the extent permitted by Section 5.4 hereof.

5. Borrower’s Negative Covenants.

5.1 Negative Pledge.

(a) No Borrower shall create, incur, assume, or suffer to exist any Lien, upon or with respect to any of its assets, including the Collateral, now owned or hereafter acquired, as security for any indebtedness or otherwise, or file or authorize to be filed, under the UCC of any jurisdiction, a financing statement under which such Borrower appears as debtor with regard to any such assets, or sign any security agreement authorizing any secured party thereunder to file such financing statement with regard to such assets, or allow any Lien on any certificate of title of any of its assets, except each of the following (each a “Permitted Lien” and collectively, “Permitted Liens”):

(i) Administrative Agent’s security interest in the Collateral and all other Liens created by the Security Documents;

(ii) Liens in existence on the date hereof that are set forth on Schedule 5.1 and secure indebtedness for borrowed money permitted under Section 5.2;

(iii) Liens arising in the ordinary course of business consistent with past practice (such as Liens of landlords, carriers, warehousemen, mechanics, and materialmen) and other similar Liens, in each case imposed by law for sums not yet due and payable or, if due and payable, those subject to a Permitted Protest;

(iv) with respect to real property, easements, rights of way, restrictions, minor defects or irregularities in title or other similar Liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of such Borrower or with such Borrower’s title to such real property, and which individually or collectively do not materially affect the value of such real property;

(v) Liens for taxes and assessments not yet due and payable or, if due and payable, those subject to a Permitted Protest; provided that no such Lien shall attach to any Collateral; and

(vi) purchase money Liens relating to the acquisition of Equipment not exceeding $2,000,000 for any one purchase or $10,000,000 in the aggregate during any fiscal year, in each case measured for Borrowers taken as a whole and so long as no Event of Default has occurred and is continuing and no Event of Default would exist immediately after such acquisition.

(b) Each Borrower shall pay when due each account payable due to any Person holding a Permitted Lien on any Collateral. No Borrower shall amend any financing statement filed by Administrative Agent as secured party except as permitted by law.

55

5.2 Indebtedness. No Borrower shall incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on such Borrower’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except:

(a) the Obligations;

(b) indebtedness of such Borrower set forth on Schedule 5.2;

(c) indebtedness secured by Permitted Liens described in Section 5.1(a)(vi); and

(d) Subordinated Debt, in a maximum amount not to exceed $2,000,000 outstanding at all times and which comes into existence after the Effective Date, and so long as the repayment of such Subordinated Debt is subject, at a minimum, to the Subordinated Debt Payment Conditions.

5.3 Guarantees.

No Borrower shall assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except (a) the endorsement of negotiable instruments by such Borrower for deposit or collection or similar transactions in the ordinary course of business consistent with past practice; and (b) guarantees, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and set forth on Schedule 5.3.

5.4 Investments and Subsidiaries. No Borrower shall create, capitalize, or acquire any Subsidiary or otherwise make or permit to exist any loans or advances to, or make any Investment or acquire any interest whatsoever in, any Person, except:

(a) Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A 1” or “A 2” by Standard & Poor’s Ratings Services or “P 1” or “P 2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) Travel advances or other loans or advances to Borrowers’ employees not exceeding at any one time an aggregate of $250,000 measured for Borrowers taken as a whole;

(c) Prepaid rent not exceeding one month or security deposits;

(d) Rate Management Agreements permitted pursuant to Section 4.11;

(e) Current Investments in those Domestic Subsidiaries in existence on the date of this Agreement which are set forth on Schedule 5.4;

(f) Investments in Permitted Subsidiaries pursuant to Section 4.12;

(g) Loans and advances to, and Investments (including but not limited to Equity Issuances) in, Domestic Subsidiaries so long as the Payment Conditions are satisfied;

56

(h) intercompany payables or receivables or other obligations between any Borrower, on one hand, and any Domestic Subsidiary or Foreign Subsidiary, on the other (but excluding the payment of management, consulting, advisory or similar fees), so long as such transactions are directly related to the purchase and sale of goods and are in the ordinary course of business, on an arm’s length basis on terms and conditions no less favorable that the terms and conditions which could have been obtainable from a person other than an Affiliate of Borrower; and

(i) Investments in Foreign Subsidiaries (including any newly formed Foreign Subsidiary) (i) so long as the Payment Conditions have been satisfied or (ii) to the extent such Investment is financed solely with the proceeds of the issuances of Equity Interests of the Borrowers intended to support the operations or activities of such Foreign Subsidiaries, in each case, as certified in writing by the Borrower to the Administrative Agent.

5.5 Dividends and Distributions. No Borrower shall declare or pay any dividends (other than dividends payable solely in equity interests of such Borrower) on any class of its equity interests, or make any payment on account of the purchase, redemption or retirement of any shares of its equity interests, or other securities or evidence of its indebtedness or make any distribution regarding its equity interests, either directly or indirectly; provided that, so long as (a) a Borrower is a “pass-through” tax entity for United States federal income tax purposes, and after first providing such supporting documentation as Administrative Agent may request, such Borrower may pay Pass-Through Entity Tax Liabilities and (b) immediately before and after giving effect to any other dividend or distribution, the Payment Conditions are satisfied.

5.6 [Reserved].

5.7 ERISA. Except as disclosed to Administrative Agent in writing prior to the date of this Agreement, neither any Borrower nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan; (b) become obligated to contribute to any Multiemployer Plan; (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.8 Change in Nature of Business; Preservation of Existence; Place of Business; Name.

(a)No Borrower shall engage in any business not authorized by and not in accordance with its Organizational Documents. No Borrower will engage in any line of business materially different from that presently engaged in by such Borrower, and, without Administrative Agent’s prior written consent, will not purchase, lease or otherwise acquire assets not related to its business.

(b)No Borrower shall (i) transfer its chief executive office and principal place of business, without Administrative Borrower (i) giving Administrative Agent thirty (30) days’ prior written notice thereof, (ii) store Collateral with a fair market value in excess of $2,000,000 at any location unless such Borrower shall provide Administrative Agent of prompt written notice thereof and delivering to Administrative Agent landlord waivers or bailee, warehousemen, consignee or other third party agreements in form and substance satisfactory to Administrative Agent in its Permitted Discretion, (iii) remove its books and records or any of them to a location other than the Location designated as its chief executive office and principal place of business on Schedule 10.5 (as such schedule may be updated from time to time upon giving Administrative Agent thirty (30) days’ prior written notice and delivering to Administrative Agent all Loan Documents, including landlord waivers or bailee, warehousemen, consignee or other third party agreements), in form and substance reasonably satisfactory to Administrative Agent in its Permitted Discretion, (iv) permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect Administrative Agent’s security interest in such Collateral and (v) change its name or jurisdiction of organization without giving Administrative Agent prior written notice thereof and taking all such action as may be reasonably required by Administrative Agent to maintain Administrative Agent’s perfected security interest in all Collateral.

5.9 Amendment or Change to Organizational Documents. No Borrower shall modify, amend or otherwise alter, or permit the modification, amendment or other alternation, of its Organizational Documents if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Administrative Agent and Lenders.

57

5.10 Windup; Consolidation and Merger; Asset Acquisitions. No Borrower shall wind up, liquidate, dissolve itself or reorganize. No Borrower shall (a) consolidate with or merge into any other entity, or permit any other entity to merge into it, unless (i) such entity is another Borrower or (ii) approved by Administrative Agent in its sole discretion, or (b) acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets or business of any other Person, unless approved by Administrative Agent in its sole discretion.

5.11 Sale or Transfer of Assets; Suspension of Business Operations.

(a)No Borrower shall directly or indirectly sell, lease, assign, convey, transfer or otherwise dispose of any of its assets (including Accounts and the Equity Interests of any Subsidiary (whether in one transaction or in a series of transactions)) to any other Person, except Permitted Dispositions.(b)No Borrower shall (i) suspend business operations, (ii) transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that a Borrower may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business, or (iii) license any other Person to use any of such Borrower’s Intellectual Property Rights, except that any Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

5.12 Sale and Leaseback. No Borrower shall enter into any arrangement, directly or indirectly, with any other Person pursuant to which such Borrower shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which such Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.13 Accounting. No Borrower shall adopt any material change in accounting principles except as required by GAAP, consistently applied. Each Borrower shall have the same fiscal year, and no Borrower shall change its fiscal year.

5.14 Discounts, etc. After notice from Administrative Agent, no Borrower shall grant any discount, credit or allowance to any customer of such Borrower outside the ordinary course of such Borrower’s business consistent with past practice or accept any return of goods sold outside the ordinary course of such Borrower’s business consistent with past practice. No Borrower shall at any time modify, amend, subordinate, cancel or terminate any Account.

5.15 Subordinated Debt. No Borrower will:  (a) make any payment (including any principal, premium, interest, fee or charge) with respect to any Subordinated Debt except, in each instance, to the extent, and in the manner, expressly permitted by the applicable Subordination Agreement, which will require satisfaction of the Subordinated Debt Payment Conditions; or (b) repurchase, redeem, defease, acquire or reacquire for value any Subordinated Debt.  Other than as expressly set forth in the applicable Subordination Agreement, no Borrower will seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any provision of any Subordinated Debt Document without the prior written consent of the Administrative Agent.

5.16 Outbound Investments. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

5.17 Anti-Hoarding. Without the prior written consent of Administrative Agent, Borrower shall not permit the aggregate amount of cash and Cash Equivalents maintained by Foreign Subsidiaries in deposit accounts outside of the United States to exceed amounts that are required to support normal ordinary course operations of any Borrower or Subsidiary, which operations shall be undertaken in good faith and consistent with applicable law and past practices (such excess amount, the “Anti-Hoarding Excess Amount”) and any such Anti-Hoarding Excess Amounts shall be transferred to the Collection Account. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, Borrowers shall transfer to the Collection Account all cash and Cash Equivalents maintained by Foreign Subsidiaries in deposit accounts outside of the United States.

58

6. Financial Covenants - Minimum Fixed Charge Coverage Ratio. After the Effective Date, Borrowers shall not permit the Fixed Charge Coverage Ratio, measured as of the last day of each calendar month on a trailing twelve month basis, to be less than 1.05:1.00.

7. Conditions Precedent.

7.1 Conditions Precedent to Initial Advance. Notwithstanding any other provisions contained in this Agreement but in addition to the other terms of this Agreement, the making of the initial Revolving Advance or the issuance of the initial Letter of Credit, is conditioned upon the fulfilment of each of the following, to the satisfaction of Administrative Agent and Lenders (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) All of the Loan Documents, together with all other agreements, instruments, documents and opinions required by Administrative Agent to be delivered to Administrative Agent prior to funding, have been fully executed and delivered to Administrative Agent.

(b) A landlord’s waiver for each lease entered into by any Borrower with respect to the Locations, pursuant to which the landlord waives its Lien in any Collateral located at such Location, has been fully executed and delivered to Administrative Agent, together with a complete copy of each such lease.

(c) All certificates of insurance, binders and endorsements required under this Agreement have been delivered to Administrative Agent.

(d) Current searches of each Borrower and each Guarantor executing a Security Document in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against such Borrower or such Guarantor or any Collateral except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Revolving Advance, they will satisfy, release or terminate such Liens in a manner satisfactory to Administrative Agent, (ii) Administrative Agent has filed all UCC financing statements necessary to perfect Administrative Agent’s security interest, to the extent such security interest is capable of being perfected by filing and (iii) Administrative Agent’s Lien priority is acceptable to Administrative Agent in its sole discretion.

(e) Since December 31, 2024, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

(f) Administrative Agent shall have determined that immediately after giving effect to (i) the initial Revolving Advance, (ii) the payment of all fees due upon the execution of this Agreement and the provision of the initial Revolving Advance, (iii) the payment or reimbursement by Borrowers of all Expenses incurred by Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (iv) the application for only the initial Revolving Advance, on a pro forma basis, of payment of all trade payables greater than sixty (60) days past due date, the amount by which the lesser of (A) the Maximum Revolving Credit Amount less reserves established pursuant to Section 2.1(b)(iv) minus the sum of the undrawn face amount of all Letters of Credit outstanding and (B) the Borrowing Base, will exceed the initial Revolving Advance is at least $15,000,000.

(g) Administrative Agent shall have received or completed satisfactory field examination and appraisals of Borrower’s and its subsidiaries’ respective business, operations, financial condition, and assets.

(h) Such forms and verifications as Administrative Agent and Lenders may need to comply with the Patriot Act have been delivered to Administrative Agent and each applicable Lender.

59

(i) All fees and reimbursable costs and expenses due under this Agreement through the date of initial Revolving Advance have been paid in full.

(j) All other agreements, instruments, documents, reports and other information required by Administrative Agent have been delivered to Administrative Agent.

7.2 Additional Conditions Precedent to All Advances. Notwithstanding any other provisions contained in this Agreement but in addition to the other terms of this Agreement, each of the making of any Advance and the issuance of any Letter of Credit is conditioned upon the following, each as determined by Administrative Agent in its sole discretion:

(a) As of the date of each Advance and each issuance of a Letter of Credit, the following shall be true and correct: (i) all representations and warranties made by each Borrower and each Guarantor in the Loan Documents are true and correct in all material respects (except for representations and warranties that are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations shall be true and correct in all respects), except and to the extent that such representations and warranties relate solely to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except for representations and warranties that are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations shall be true and correct in all respects); and (ii) no Event of Default has occurred and is continuing and no conditions exist and no event has occurred or could result from such requested Advance or Letter of Credit, which, with the passage of time or the giving of notice, or both, would result in or constitute an Event of Default;

(b) No Material Adverse Effect has occurred and is continuing; and

(c) As to any Advance, Administrative Agent shall have received by noon (Houston, Texas time) on the date such Advance is to be made a written request (or telephonic request promptly confirmed in writing) from Administrative Borrower for such an Advance specifying the principal amount thereof. With respect to a request by Administrative Borrower for a Letter of Credit to be issued hereunder, Administrative Borrower shall provide a written request therefor from an authorized officer of Administrative Borrower in a specific amount accompanied by Administrative Agent’s or its designee’s form of application and reimbursement agreement, duly completed and executed by Administrative Borrower at least two (2) Business Days before the relevant date of issuance. Administrative Agent shall issue, or cause to be issued, such requested Letter of Credit within two (2) Business Days after Administrative Agent acknowledges receipt of such application and reimbursement agreement and satisfaction or waiver of all other conditions of Administrative Agent for such issuance. In addition, prior to making any Advance or issuing any Letter of Credit, Administrative Agent shall have received copies of all documents required to have been delivered to Administrative Agent pursuant to this Agreement.

All conditions precedent set forth in this Agreement and any other Loan Documents are for the sole benefit of Administrative Agent and the Lenders and may be unilaterally waived by Administrative Agent at Administrative Agent’s sole option.

8. Events of Default.

8.1 Events of Default. The occurrence of any of the following events shall constitute a default under this Agreement and under the other Loan Documents, and shall be termed an “Event of Default”:

(a) Any Borrower fails to pay when due and payable or when declared due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) (i) any Obligations constituting principal or (ii) any other Obligations, including Obligations constituting interest, fees, and expenses, and such failure continues for three (3) Business Days.

60

(b) Exclusive of those defaults covered by other clauses of this Section 8.1, any Borrower fails in the timely performance of any Obligation, covenant, agreement, or liability contained in (i) Sections 4.1, 4.4(f)(ii), 5 (other than Section 5(b)(ii)), (ii) Sections 4.2, 4.3, 4.4 (other than 4.4(f)(ii)), 4.7, 4.5, 4.10, 4.12, 5.8(b)(ii), or 12.16, and such failure shall continue unremedied for a period of twenty (20) days after the earlier of (A) any Borrower obtaining knowledge of such failure or (B) notice thereof being delivered to any Borrower by Administrative Agent, (iii) Section 6, and such failure shall continue unremedied for a period of three (3) Business Days, or (iv) any other Section of this Agreement or in any of the other Loan Documents, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (A) any Borrower obtaining knowledge of such failure or (B) notice thereof being delivered to any Borrower by Administrative Agent; provided, however, regarding any attempted cure by any Borrower for a default covered by this Section 8.1(b), if Borrower has commenced its cure actions within the ten or thirty day periods set forth above and such cure cannot be reasonably completed within such time period, then Borrower shall have an additional thirty (30) days to cure so long as Borrower diligently continues its cure actions during such additional thirty (30) day period.

(c) Any representation or warranty made by or on behalf of any Borrower or any Guarantor in any of the Loan Documents or in any agreement, document or instrument, or given to Administrative Agent or any Lender by any Borrower or any Guarantor in support of the Loan Documents was or proves to be materially false or materially misleading as of the date of such representation or warranty or the deemed making thereof.

(d) Any Change of Control occurs.

(e) One or more judgments, orders or arbitration awards requiring payment in excess of $1,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against one or more Borrowers or any Guarantor and each such judgment, order or arbitration award is not vacated, discharged, stayed, or bonded within thirty (30) days.

(f) A notice of Lien (other than a Permitted Lien), levy or assessment is filed or recorded with respect to any portion of the Collateral by any governmental authority or any taxes or debts owing at any time or times hereafter to any governmental authority become a Lien (other than a Permitted Lien) upon any portion of the Collateral, and (i) such Lien, notice of Lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within thirty (30) days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect; provided that this Section 8.1(f) shall not apply to any Liens, notices of Lien, levies or assessments which relate to current taxes not yet due and payable.

(g) Any loss, theft, substantial damage or destruction of any item or items of Collateral occurs which is not fully insured as required by this Agreement or any other Loan Document (as used in this Section 8.1(g), an “Uninsured Loss”), and the amount of such Uninsured Loss, together with the amount of all other Uninsured Losses occurring in the same fiscal year of Borrowers, exceeds $1,000,000.

(h) With respect to Collateral with an aggregate value of greater than $1,000,000 measured cumulatively over any fiscal year of Borrowers, (i) all or any part of such Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and (ii) on or before the thirtieth (30th) day thereafter such Collateral is not returned to such Borrower or such writ, distress warrant or levy is not dismissed, stayed or lifted.

(i) (i) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (A) against any Borrower and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of ninety (90) days, or (B) by any Borrower; (ii) any Borrower makes an assignment for the benefit of creditors; (iii) any Borrower takes any action to authorize any of the foregoing; (iv) any Borrower is not Solvent; or (v) any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of any Borrower and has not commenced and filed an appeal in the required time to file such appeal.

61

(j) (i) any Guarantor terminates or revokes, or attempts to terminate or revoke, any of its obligations under any Guarantee or (ii) any Borrower or any Guarantor (A) involuntarily dissolves, is involuntarily dissolved, or is terminated, and has not been reinstated within thirty (30) days thereafter, (B) voluntarily dissolves, is voluntarily dissolved, dies or terminates; except in connection with a transaction expressly permitted under any Loan Document.

(k) Exclusive of the defaults covered by Section 8.1(n), as to more than $1,000,000 in indebtedness in the aggregate at any time owed by one or more Borrowers or any Guarantor to a Person other than Administrative Agent or owed by one or more Borrowers or any Guarantor pursuant to an unpaid judgment, order or arbitration award, (i) any Borrower or any Guarantor fails to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any such indebtedness and such failure continues after the applicable grace and/or cure period, if any, specified in the agreement or instrument relating to such indebtedness; (ii) any other default under any agreement or instrument relating to any such indebtedness, or any other event, occurs and continues after the applicable grace or notice and cure period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or (iii) any such indebtedness is declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(l) (i) Any Borrower takes or participates in any action which would be prohibited under the provisions of any Subordination Agreement or makes any payment on any Subordinated Debt that the Person to whom such payment was made was not entitled to receive under the provisions of such Subordination Agreement, or (ii) any Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Administrative Agent or in accordance with its express terms).

(m) Any ERISA Event occurs that could reasonably be expected to result in a Material Adverse Effect.

(n) The occurrence and continuation of a Subordinated Debt Default (beyond all applicable notice and cure periods).

8.2 Immediate Default and Acceleration. Following the occurrence of an Event of Default described in Section 8.1(i), the Facility shall immediately terminate and all Obligations, including all of any Borrower’s contingent liabilities with respect to any Letters of Credit, shall immediately become due and payable without presentment, demand, protest or notice of any kind (all of which each Borrower hereby waives).

8.3 No Waiver of Event of Default. No course of dealing or delay or failure to assert any Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default.

8.4 Remedies upon Event of Default. From time to time upon the occurrence and during the continuation of an Event of Default, Administrative Agent may (and, at the instruction of the Required Lenders, shall), in its sole discretion, exercise one or more of the following rights and remedies:

(a) Administrative Agent may terminate the Revolving Commitments and, thereupon, the Revolving Commitments shall terminate immediately.

(b) Administrative Agent may declare immediately due and payable and accelerate all or any portion of the Obligations, including all of any Borrower’s contingent liabilities with respect to any Letters of Credit, at which time such Obligations shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which each Borrower hereby waives.

(c) Administrative Agent may, immediately and without prior notice or demand, set off against the Obligations, whether or not due, all money and other amounts owed by Administrative Agent or any Lender in any capacity to any Borrower, including against any of any Borrower’s Deposit Accounts, and Administrative Agent shall be deemed to have exercised such right of setoff and to have made a charge against any such money, amounts or deposit accounts immediately upon the occurrence of an Event of Default, even though such charge is entered on Administrative Agent’s books subsequent thereto.

62

(d) Administrative Agent may (i) notify any Account Debtor of any Borrower that such Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to Administrative Agent or that Administrative Agent has a security interest therein, (ii) notify any Account Debtor to make payment directly to Administrative Agent, and any payments received by any Borrower on Accounts shall be held in trust by such Borrower for Administrative Agent, or (iii) collect each Borrower’s Accounts, chattel paper, or General Intangibles directly and add the collection costs and expenses to the Obligations.

(e) Administrative Agent may debit any Borrower’s Deposit Account.

(f) Lenders may cease to make Revolving Advances, terminate any treasury and cash management services or suspend any further performance by Administrative Agent or Lenders under any Loan Document(s).

(g) Administrative Agent may exercise any and all rights and remedies available to Administrative Agent or the Lenders created by or arising from or under applicable law, or in equity, any of the Loan Documents or other agreements, instruments or documents between or among Administrative Agent and any Borrower or by any Borrower in favor of Administrative Agent or any Lender, including exercising all rights with respect to the Collateral.

(h) Administrative Agent may for any reason apply for the appointment of a receiver, ex parte without notice, of the Collateral.

(i) Administrative Agent may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral (without posting a bond or other form of security, which each Borrower hereby waives), and to proceed after ten (10) days written notice given to Borrower as set forth in Section 8.6(c) below.

(j) At Administrative Agent’s request, each Borrower shall provide to Administrative Agent all documentation needed to list Administrative Agent as “lienholder” on each of the titles to the titled Collateral owned by each Borrower.

(k) Administrative Agent may exercise any and all other rights and remedies existing at law, in equity, or by statute.

8.5 Rights and Remedies Cumulative; Waiver of Demand. The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Administrative Agent and Lenders may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute. Any and all such rights and remedies may be exercised from time to time and as often and in such order as Administrative Agent may deem expedient in its sole discretion. No exercise by the Administrative Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Administrative Agent or Lenders shall constitute a waiver, election, or acquiescence by it. Demand, presentment, protest and notice of nonpayment are hereby waived by each Borrower. Each Borrower also waives the benefit of all valuation, stay, appraisal, extension, redemption, exemption and similar laws.

8.6 Entry upon Locations; Sale or Other Disposition of Collateral by Administrative Agent.

(a) Upon the occurrence and during the continuation of an Event of Default, Administrative Agent shall have the right to enter upon any premises of each Borrower, including all Locations and any other premises where the Collateral is located (or is believed to be located), without any obligation to pay rent to any Borrower, or any other place or places where the Collateral is believed to be located and kept, and render the Collateral unusable or remove the Collateral therefrom to the premises of Administrative Agent or any agent of Administrative Agent, for such time as Administrative Agent may desire, in order effectively to collect or liquidate the Collateral, or Administrative Agent may require each Borrower to assemble the Collateral and make it available to Administrative Agent at a place or places to be designated by Administrative Agent. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent shall have the right to obtain access to each Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Administrative Agent deems appropriate.

63

(b) In addition to all of Administrative Agent’s other rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by Administrative Agent upon the occurrence and during the continuation of an Event of Default may be for cash, credit or any combination thereof (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Obligations shall be reduced only to the extent that payments are actually received), and Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. If Administrative Agent sells any of the Collateral on credit, Borrowers will be credited only with payments actually made by the purchaser, received by Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Administrative Agent may, in its sole discretion, cause the Collateral to remain on any Borrower’s premises, at Borrowers’ joint and several expense, pending sale or other disposition of the Collateral. Administrative Agent shall have the right to conduct such sales on any Borrower’s premises, at Borrowers’ joint and several expense, or elsewhere, on such occasion or occasions as Administrative Agent may see fit. Administrative Agent may hold any increase or profits received from the Collateral as additional security for the Obligations or apply such amounts in reduction of the Obligations.

(c) Any notice required to be given by Administrative Agent of a sale, lease or other disposition or other intended action by Administrative Agent with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to Administrative Borrower at the address specified in Section 11.14, at least ten (10) days prior to such proposed action shall constitute fair and reasonable notice to all Borrowers of any such action. Each Borrower waives any right it may have to require Administrative Agent to pursue any third Person for any of the Obligations. Administrative Agent shall comply with any applicable law in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any disposition of the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. To the maximum extent permitted by applicable law, each Borrower waives all claims, damages and demands against Administrative Agent arising out of the repossession, retention or sale of the Collateral; provided, however, that such indemnity shall not be available to the extent that such claims, damages or demands are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of Administrative Agent.

8.7 Borrowers’ Authorizations; Power of Attorney. Each Borrower hereby irrevocably authorizes Administrative Agent and any designee of Administrative Agent, in such Borrower’s or Administrative Agent’s name, and hereby irrevocably appoints Administrative Agent and any designee of Administrative Agent, as such Borrower’s true and lawful attorney-in-fact (which appointment is coupled with an interest) with power (but not the duty), at Borrowers’ joint and several expense, to exercise, at any time and from time to time following the occurrence and during the continuation of an Event of Default, any of the following powers until all of the Obligations have been indefeasibly paid in full: (a) to demand payment of such Borrower’s Accounts and to take or bring, in the name of Administrative Agent or such Borrower, all steps, actions, suits or proceedings deemed by Administrative Agent necessary or desirable to effect collection of or other realization upon any Collateral; (b) in Administrative Agent’s name or in such Borrower’s name, to notify the U.S. Postal Service to change the address for delivery of such Borrower’s mail to any address designated by Administrative Agent, to intercept such Borrower’s mail, to access any lockbox or postal box into which such Borrower’s mail is deposited, and to receive, open and dispose of all mail addressed to such Borrower, applying all Collateral as permitted under this Agreement and holding all other mail for such Borrower’s account or forwarding such mail to Administrative Borrower’s last known address; (c) to extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any Account Debtor or other Person (including filing of any public record releasing any Lien granted to such Borrower by such Account Debtor or other Person), without affecting any of the Obligations; (d) to sell or assign any of such Borrower’s Accounts upon such terms, for such amount and at such time or times as Administrative Agent deems advisable and in accordance with the requirements of the UCC; (e) to discharge and release any of such Borrower’s Accounts or to take control in any manner of any item of payment or Proceeds thereof; (f) to prepare, file and sign such Borrower’s name on any proof of claim in bankruptcy or other similar document against an Account Debtor; and (g) to do all acts and things which are necessary, in Administrative Agent’s sole discretion, to fulfill such Borrower’s obligations under this Agreement. Each Borrower ratifies and approves all acts of Administrative Agent and its designees as attorney.

64

8.8 Standards for Exercising Rights and Remedies. To the extent that any applicable law imposes duties on Administrative Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Administrative Agent (a) to fail to incur expenses reasonably deemed significant by Administrative Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition; (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by applicable law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to fail to remove Liens or other encumbrances on, or any adverse claims against, Collateral; (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (f) to contact other Persons, whether or not in the same business as such Borrower, for expressions of interest in acquiring all or any portion of the Collateral; (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not such Collateral is of a specialized nature; (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (i) to dispose of Collateral in wholesale rather than retail markets; (j) to dispose of Collateral without giving warranties, including warranties as to condition, fitness, merchantability or title; (k) to purchase insurance or credit enhancements to insure Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent a guaranteed return from the collection or disposition of Collateral; or (l) to the extent deemed appropriate by Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Administrative Agent in the collection or disposition of any of the Collateral. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

8.9 WAIVER OF NOTICE. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, EACH BORROWER (PURSUANT TO AUTHORITY GRANTED BY ITS BOARD OF DIRECTORS OR EQUIVALENT GOVERNING BODY) HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY ADMINISTRATIVE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING TO THE FULLEST EXTENT PERMITTED BY LAW (AND ONLY TO THE EXTENT PERMITTED BY LAW). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 8.9, THE GRACE PERIODS AND CURE PERIODS CONTEMPLATED IN SECTION 8.1 FOR THE SOLE BENEFIT OF THE BORROWERS SHALL NOT BE AFFECTED BY ANY PROVISION OF THIS SECTION 8.9.

9. Expenses and Indemnity

9.1 Payment of Expenses and Attorneys’ Fees. Borrowers agree, jointly and severally, to pay to Administrative Agent, on demand and upon the automatic acceleration of the Obligations, all Expenses relating to the Obligations, the Facility, the Loan Documents and the transactions contemplated by the Loan Documents, including all costs and expenses incurred in connection with the negotiation, administration, supervision, performance, collection and enforcement of the Obligations and the Loan Documents and the creation, perfection, protection, satisfaction and enforcement of Administrative Agent’s security interest in the Collateral, including appraisal fees, environmental inspection fees, audit fees, collateral audit and field examination expenses, credit investigations, due diligence expenses, title insurance, recording fees, filing fees, wire transfer fees, postage, periodic Lien searches and title searches, accountants’ fees, and reasonable attorneys’ fees and other legal expenses. Upon the occurrence and during the continuation of an Event of Default, Borrowers agree, jointly and severally, to pay all costs and expenses, including costs of Collateral sale and reasonable attorneys’ fees and other legal expenses, incurred by Administrative Agent in enforcing, or exercising any rights and remedies available to Administrative Agent. Borrowers agree, jointly and severally, to pay all costs and expenses, including reasonable attorneys’ fees, costs of court and all other legal expenses, incurred by Administrative Agent in any bankruptcy or insolvency proceedings of any type involving any Borrower, any Guarantor, the Loan Documents, or the Collateral, including expenses incurred in modifying or lifting the automatic stay, determining adequate protection, sale of Collateral, use of cash collateral or relating to any plan of reorganization. Borrowers’ joint and several obligation for payment of audit fees, collateral audit and field examination expenses, attorneys’ fees or legal costs as provided in this Agreement or in any other Loan Document shall include an obligation for payment of reasonable market rate fees, compensation, expenses and costs of Administrative Agent’s in-house auditors, examiners and counsel. If the amounts due and payable under this Section 9.1 are not paid upon demand or upon the automatic acceleration of the Obligations, all such Obligations shall bear interest at the Default Rate from the date of demand or such automatic acceleration until paid to Administrative Agent, both before and after judgment.

65

9.2 Indemnification.

(a) In addition to its obligation to pay Expenses under the terms of this Agreement (which obligations are joint and several), each Borrower hereby agrees, jointly and severally, to indemnify, defend and hold harmless Administrative Agent, each Lender, and each of their respective Affiliates and successors and assigns, and all of their present and future owners, directors, officers, employees, attorneys and agents (each an “Indemnified Person”) for, from and against (collectively, the “Indemnified Matters”): any and all liabilities, losses, damages (including contract, tort, and equitable claims), penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel (but not lost profits or speculative amounts) incurred by Administrative Agent) arising from, based on or in any way relating to any Loan Document or the transactions contemplated in the Loan Documents and any other investigative, administrative or judicial proceedings, whether or not such Indemnified Person shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnified Person, arising from, based on or in any way relating to any Loan Document or the transactions contemplated in the Loan Documents; provided, however, that such indemnity shall not be available to the extent that such liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of Administrative Agent.

(b) If any investigative, judicial or administrative proceeding described in this Section 9.2 is brought against any Indemnified Person, upon the Indemnified Person’s request, Borrowers, or counsel designated by Administrative Borrowers and satisfactory to the Indemnified Person, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnified Person, at Borrowers’ joint and several and sole cost and expense. All indemnification amounts owing by any Borrower under or pursuant to this Agreement or any other Loan Document, including all expenses, out-of-pocket costs, reasonable attorneys’ fees and other legal expenses, shall be due and jointly and severally payable upon demand. Each Indemnified Person will use commercially reasonable efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, each Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Matters to the extent permissible under applicable law. Each Borrower’s obligations under this Section (which obligations are joint and several) shall survive the termination of this Agreement and the discharge of any Borrower’s other obligations under this Agreement or any other Loan Document.

10. Security for Obligations.

10.1 Security Interest. Each Borrower hereby pledges, assigns and grants to Administrative Agent a Lien and security interest in the Collateral, as security for the payment and performance of all Obligations. Following request by Administrative Agent, each Borrower shall grant Administrative Agent a Lien and security interest in all commercial tort claims that it may have against any Person. All financing statements filed before the date of this Agreement or deemed necessary to perfect Administrative Agent’s security interest in the Collateral were authorized by each Borrower.

10.2 Collateral. Upon any sale, exchange or other disposition of any Collateral, Administrative Agent’s security interest and Lien on such Collateral shall, without break in continuity and without further formality or act, continue in and attach to the gross Proceeds of such sale, exchange or disposition, including instruments for the payment of money, Accounts, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash Proceeds of such sale, exchange or disposition, including returned, rejected or repossessed Collateral.

10.3 Deposit Accounts; Treasury Management Services. For each deposit account that any Borrower at any time opens or maintains, such Borrower shall, at Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to Administrative Agent as determined in its Permitted Discretion, either: (a) cause the depositary bank to comply at any time with instructions from Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Borrower, or (b) arrange for Administrative Agent to become the customer of the depositary bank with respect to the deposit account, with such Borrower being permitted, only with the consent of Administrative Agent, to exercise rights to withdraw funds from such deposit account. The provisions of this Section 10.3 shall not apply to (i) any deposit account for which any Borrower, the depositary bank and Administrative Agent have entered into a cash collateral agreement specially negotiated among any Borrower, the depositary bank and Administrative Agent for the specific purpose set forth therein, (ii) a deposit account for which Administrative Agent is the depositary bank and is in automatic control, and (iii) Excluded Deposit Accounts. Each Borrower shall use Administrative Agent for such Borrower’s treasury management services (including controlled disbursements, automated clearinghouse transactions, interstate depository network services, credit cards, stored value cards and other cash management services).

66

10.4 Conditions to Termination. Administrative Agent shall, at Borrowers’ joint and several expense, release or terminate any filings or other agreements that perfect Administrative Agent’s security interest in the Collateral, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person with respect to any Indemnified Matters, upon Administrative Agent’s receipt of the following, each in form and substance satisfactory to Administrative Agent: (a) cash payment in full and performance by each Borrower of all Obligations and (b) an agreement by each Borrower and each Guarantor to indemnify Administrative Agent and Lenders for any payments received by Administrative Agent that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason; provided that Administrative Agent may waive any such requirement in writing in its sole discretion.

10.5 Borrowers’ Locations. Each Borrower hereby grants to Administrative Agent the right, at any time upon the occurrence and during the continuation of an Event of Default and without notice to or consent by any Borrower, to take non-exclusive possession of all locations where any Borrower conducts its business or has any rights of possession, including the Locations, until the earlier of (a) payment in full and discharge of all Obligations and termination of the Facility, or (b) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers. Administrative Agent may use each Location to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Administrative Agent in good faith. Administrative Agent shall not be obligated to pay rent or other compensation for the possession or use of any Location, but if Administrative Agent elects to pay rent or other compensation to the owner of any Location in order to have access to such Location, then Borrowers agree, jointly and severally, to promptly reimburse Administrative Agent for all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Administrative Agent with respect to any such Location by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

10.6 License. Without limiting the generality of any other Loan Document, each Borrower hereby grants to Administrative Agent, for the benefit of Lenders, a non exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of such Borrower for the purpose of, upon the occurrence and during the continuation of an Event of Default, (a) completing the manufacture of any work-in-process Inventory in accordance with the same quality standards previously adopted by such Borrower for its own manufacturing and subject to such Borrower’s reasonable exercise of quality control and (b) selling, leasing or otherwise disposing of any or all Collateral.

10.7 No Sale of Accounts; Collateral Related Matters; Application of Proceeds.

(a) This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, each Borrower is entitled to any surplus and shall remain liable for any deficiency. Anything herein to the contrary notwithstanding, each Borrower shall remain liable under each of their contracts and each of their licenses to observe and perform all of the conditions and obligations to be observed and performed by it thereunder. Administrative Agent shall have no obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Administrative Agent of any payment relating to any contract or license pursuant hereto. Administrative Agent shall not be required or obligated in any manner to perform or fulfill any of the obligations of such Borrower under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. Anything herein to the contrary notwithstanding, Borrowers shall remain liable under each of their Accounts, chattel paper and payment intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, chattel paper or payment intangible. Administrative Agent shall have no obligation or liability under any Account, chattel paper or payment intangible (or any agreement giving rise thereto) by reason of or arising out of any Loan Document or the receipt by Administrative Agent of any payment relating to such Account, chattel paper or payment intangible, pursuant hereto, nor shall Administrative Agent be obligated in any manner to perform any of the obligations of such Borrower under or pursuant to any Account, chattel paper or payment intangible (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, chattel paper or payment intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance thereof or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times hereunder.

67

(b) Administrative Agent’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a third Person, exercises reasonable care in the selection of such third Person, and Administrative Agent need not otherwise preserve, protect, insure or care for such Collateral. Administrative Agent has no obligation to clean up or otherwise prepare Collateral for sale. Administrative Agent shall not be obligated to preserve any rights (including any rights with respect to Collateral) any Borrower may have against other Persons to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application and all payments and recoveries received by Administrative Agent shall be applied to the Obligations in such order and priority as determined by Administrative Agent in its sole discretion. All payments made to the Cash Collateral Account or otherwise received by Administrative Agent whether on the Accounts or as Proceeds of other Collateral or otherwise will be the sole and exclusive property of Administrative Agent and, except as otherwise provided herein, shall be applied by Administrative Agent in its sole Permitted Discretion on account of Borrowers’ Obligations; provided, however, the remaining balance of such Proceeds after such application shall be remitted to the Borrower pursuant to Section 2.5(c)(iv)(L). Each Borrower waives any right it may have to require Administrative Agent to pursue any third Person for any of the Obligations.

10.8 Cash Collateral. In the event that any Lender has issued any Letters of Credit, Administrative Agent may, at any time after (a) the occurrence and during the continuation of an Event of Default, (b) demand by Administrative Agent for payment of the Obligations as provided in Section 8, (c) there exists no unpaid principal balance of the Obligations, (d) this Agreement shall terminate for any reason, or (e) the amount of the aggregate outstanding principal balance of the Revolving Loan plus the sum of the undrawn face amount of all Letters of Credit outstanding shall exceed the amount of the Borrowing Base, request of Borrowers, and Borrowers, jointly and severally, thereupon agree to (i) deliver to Administrative Agent, cash collateral for any Letter of Credit in an amount equal to 105% of the aggregate undrawn face amount of all outstanding Letters of Credit, and (ii) prepay the fee payable under Section 2.8(c) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. If any Borrower fails to deliver such cash collateral to Administrative Agent promptly upon Administrative Agent’s request therefor, Administrative Agent may, without limiting Administrative Agent’s rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to 105% of the aggregate undrawn face amount of all Letters of Credit then outstanding. Administrative Agent shall at any time apply any or all of such cash and cash collateral to the payment of any or all of the Obligations, including to the payment of any or all of any Borrower’s reimbursement obligations with respect to any Letter of Credit. Pending such application, Administrative Agent shall (x) deposit the same into the Cash Collateral Account, (y) hold the same as a credit balance in an account with Administrative Agent in Administrative Borrower’s name, or (z) otherwise apply same to satisfy the Obligations pursuant to Section 2.5(c). Interest payable on the Cash Collateral Account shall be collected by Administrative Agent and shall be paid to Administrative Borrower as it is received by Administrative Agent, less any fees owing by any Borrower to Administrative Agent with respect to any Letter of Credit and less any amounts necessary to pay any of the Obligations which may be due and payable at such time. Administrative Agent shall have no obligation to pay interest on any credit balances in any account opened for any Borrower pursuant to this Agreement, except for interest actually earned as set forth above.

11. Administrative Agent Matters.

11.1 Appointment. Each Lender hereby designates BOKF to act as Administrative Agent for such Lender under this Agreement and the Loan Documents. Each Lender hereby irrevocably authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Administrative Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Administrative Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Administrative Agent shall not be required to take any action which, in Administrative Agent’s discretion, exposes Administrative Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable law unless Administrative Agent is furnished with an indemnification reasonably satisfactory to Administrative Agent with respect thereto.

68

11.2 Nature of Duties. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Loan Documents or in any certificate, report, statement or Loan Document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any of the Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Loan Documents or for any failure of any Borrower to perform its obligations hereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Loan Documents, or to inspect the properties, books or records of any Borrower. The duties of Administrative Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

11.3 Lack of Reliance on Administrative Agent. Independently and without reliance upon Administrative Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the other Loan Documents, or the financial condition or prospects of any Borrower, or the existence of any Event of Default or any Default.

11.4 Resignation of Administrative Agent; Successor Administrative Agent. Administrative Agent may resign on thirty (30) days’ written notice to each Lender and Borrowers. Upon such resignation, Required Lenders will promptly designate a successor Administrative Agent reasonably satisfactory to Borrowers (provided that no notice to or approval of Borrowers shall be required (i) in any case where the successor Administrative Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Administrative Agent shall succeed to the rights, powers and duties of Administrative Agent, and shall in particular succeed to all of Administrative Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Loan Document (including all account control agreements), and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent. Notwithstanding the foregoing, if at the time of the effectiveness of the new Administrative Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Administrative Agent to new Administrative Agent and/or for the perfection of any Liens in the Collateral as held by new Administrative Agent or it is otherwise not then possible for new Administrative Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Administrative Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Administrative Agent until such time as new Administrative Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Administrative Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 9.2 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement (and in the event resigning Administrative Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Section 11 and any indemnification rights under this Agreement, including without limitation, rights arising under Section 9.2 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

69

11.5 Certain Rights of Administrative Agent. If Administrative Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Loan Document, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Required Lenders; and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Administrative Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

11.6 Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or Loan Document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Loan Documents and its duties hereunder, upon advice of counsel selected by it. Administrative Agent may employ Administrative Agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such Administrative Agents or attorneys-in-fact selected by Administrative Agent with reasonable care.

11.7 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless Administrative Agent has received notice from a Lender or Borrowers referring to this Agreement or the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

11.8 Indemnification. To the extent Administrative Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Administrative Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Loan Document (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY OTHERWISE INDEMNIFIED MATTER ARISING FROM ADMINISTRATIVE AGENT’S NEGLIGENCE OR STRICT LIABILITY BUT NOT ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT); provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). All amounts due under this Section 11.8 shall be payable not later than ten (10) days after demand therefor.

11.9 Administrative Agent in its Individual Capacity. With respect to the obligation of Administrative Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Administrative Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender. Administrative Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

11.10 Borrowers’ Undertaking to Administrative Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Administrative Agent to pay to Administrative Agent from time to time on demand all amounts from time to time due and payable by it for the account of Administrative Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

70

11.11 No Reliance on Administrative Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder or any other Anti Money Laundering Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under any such regulations or any Anti-Money Laundering Law.

11.12 Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the Loan Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

11.13 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, or LC Issuer, or any Person who has received funds on behalf of a Lender or LC Issuer (any such Lender, LC Issuer, or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding Section 14.14(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or LC Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Administrative Agent to any Payment Recipient under this Section 11.13(a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding Section 11.13(a), each Lender or LC Issuer, or any Person who has received funds on behalf of a Lender or LC Issuer hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or LC Issuer, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

71

(ii) such Lender or LC Issuer shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.13(b).

(c) Each Lender or LC Issuer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or LC Issuer under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or LC Issuer from any source, against any amount due to the Administrative Agent under Section 11.13(a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 11.13(a), from any Lender or LC Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or LC Issuer at any time, (i) such Lender or LC Issuer shall be deemed to have assigned its Advances (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or LC Issuer shall deliver any Notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or LC Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning LC Issuer shall cease to be a Lender or LC Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning LC Issuer and (iv) the Administrative Agent may reflect in the register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or LC Issuer shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or LC Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or LC Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or LC Issuer under the Loan Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 11.13 shall survive the resignation or replacement of the Administrative Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement or any Loan Document.

72

11.14 Authority to Release Liens and Collateral. Each Lender and LC Issuer hereby authorizes Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of this Agreement and the Loan Documents. Each Lender and LC Issuer hereby authorizes Administrative Agent to execute and deliver to any Loan Party, at such Loan Party’s sole cost and expense, any and all releases of Liens, termination statements, assignments or Loan Documents reasonably requested by such Loan Party in connection with any sale or other disposition of assets or property to the extent such sale or other disposition is permitted by the terms of this Agreement and the Loan Documents.

12. Miscellaneous.

12.1 Governing Agreement. In the event of any conflict or inconsistency between this Agreement and the other Loan Documents, the terms, provisions and intent of this Agreement shall govern.

12.2 Borrowers’ Obligations and Administrative Agent’s Cumulative Remedies; No Waiver. Every Obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of each Borrower contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other Obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of such Borrower contained herein or therein. Administrative Agent’s failure, at any time or times hereafter, to require strict performance by any Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Administrative Agent thereafter to demand strict compliance and performance therewith and no delay or omission in the exercise or pursuit by Administrative Agent of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof. Any suspension or waiver by Administrative Agent of any right, power or remedy under any Loan Document shall not suspend, waive or affect any other right, power or remedy under any other Loan Document, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No notice to or demand on a Borrower in any circumstance shall entitle such Borrower to any additional notice or demand in any other circumstances. None of the undertakings, agreements, warranties, covenants and representations contained in any Loan Document shall be deemed to have been suspended or waived by Administrative Agent unless such suspension or waiver is in writing signed by an officer of Administrative Agent, and directed to Administrative Borrower specifying such suspension or waiver. All Events of Default shall continue until the same are waived by Administrative Agent in accordance with this Section 12.2.

12.3 Right to Perform for Borrowers. If any Borrower fails to perform or observe any of its obligations under this Agreement at any time, Administrative Agent may, in its Permitted Discretion at any time and without any duty to do so, elect to discharge taxes, any Liens or any other encumbrance upon the Collateral or any other asset of such Borrower, to pay any filing, recording, or other charges payable by such Borrower, to perform or observe any other obligation of such Borrower under the Loan Documents and to take any other actions which Administrative Agent may reasonably deem necessary to cure or correct such failure (except to the extent any such undischarged taxes or unpaid amounts are subject to a Permitted Protest); and Borrowers agree, jointly and severally, to pay to Administrative Agent, upon demand and upon the automatic acceleration of the Obligations, the amount of all Expenses (including reasonable attorneys’ fees and other legal expenses) incurred by Administrative Agent in performing such obligations, together with interest on these amounts at the Default Rate. Borrowers agree, jointly and severally, to pay to Administrative Agent, immediately upon demand and upon the automatic acceleration of the Obligations, any costs incurred by Administrative Agent in exercising such right of performance.

12.4 Assignability; Participations.

(a) No Borrower may assign or transfer any of the Loan Documents and any such purported assignment or transfer shall be void.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Revolving Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

73

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) if a Default or an Event of Default has occurred and is continuing, (2) in connection with a syndication of the Revolving Commitments and the Obligations by BOKF, or (3) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Administrative Agent within five (5) days after having received notice thereof; and

(B) the Administrative Agent.

(ii)Assignments shall be subject to the following additional conditions:

(A)no assignment may be made (i) so long as no Event of Default has occurred and is continuing to a Disqualified Institution, or (ii) to a natural person;

(B)no assignment may be made to a Borrower, Guarantor, their respective Subsidiaries, or any Affiliate of the foregoing;

(C)the amount of the Revolving Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent) shall be in a minimum amount (unless waived by Administrative Agent) of $5,000,000;

(D)each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(E)the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement; provided, that Borrowers and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Administrative Agent by such Lender and the Assignee; and

(F)unless waived by Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent, for Administrative Agent’s separate account, a processing fee in the amount of $3,500.

(iii)From and after the date that Administrative Agent receives the executed Assignment Agreement and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except with respect to Section 9.2) and be released from any future obligations under this Agreement (and in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 12.

(iv)Immediately upon Administrative Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Commitments arising therefrom.

74

(v)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Revolving Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolving Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Administrative Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Borrower, Guarantor, their respective Subsidiaries, or any Affiliate of the foregoing, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Administrative Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(vi)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.18, disclose all documents and information which it now or hereafter may have relating to any Borrower, Guarantor, their respective Subsidiaries, or any Affiliate of the foregoing, and their respective businesses to such assignee, participant, or any of their respective agents, representatives, or advisors.

12.5 Third Party Beneficiaries. The Loan Documents are made for the sole and exclusive benefit of the parties to the Loan Documents and their heirs, successors and permitted assigns, and are not intended to benefit any other third party. No third party may claim any right or benefit or seek to enforce any term or provision of any Loan Document.

12.6 Governing Law. THIS AGREEMENT, THE REVOLVING NOTE, AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12.7 Severability of Invalid Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such other Loan Document, as the case may be, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

75

12.8 Interpretation. The titles, captions and section headings in this Agreement and each of the other Loan Documents are inserted for convenience only and shall not be considered part of this Agreement or such other Loan Document nor used in the interpretation of this Agreement or such other Loan Document. All references in this Agreement or any other Loan Document to the singular shall be deemed to include the plural when the context so requires, and vice versa. All accounting terms not otherwise defined in this Agreement or in another Loan Document, as the case may be, shall have the meanings given them in accordance with GAAP. If any changes in accounting principles or practices from GAAP are occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a change in the method of accounting in the calculation of financial covenants, standards or terms contained in this Agreement or any other Loan Document, the parties hereto agree to, and shall cause their Affiliates to, enter into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating any Borrower’s or any Borrower’s Affiliates’ financial condition and performance will be the same after such changes as they were before such changes; and if the parties and their applicable Affiliates fail to agree on the amendment of such provisions, Administrative Borrower shall continue to, and shall cause each Borrower’s Affiliates to continue to, provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the chief financial officer or chief executive officer of Administrative Borrower. Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.  In each Loan Document, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used clearly requires otherwise, in each Loan Document, “or” has the inclusive meaning represented by the phrase “and/or”, and the words “shall” and “will” have the same meaning and effect as “must” and indicate a requirement or obligation.  Reference to any agreement (including any of the Loan Documents), document or instrument herein or in any other Loan Document means such agreement, document or instrument as amended, modified, supplemented or restated and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents), except where otherwise explicitly provided, and, in addition, reference to any promissory note (including the Revolving Note) includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor or a partial or whole assignment thereof in accordance with the terms thereof (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents).  Reference in this Agreement or any other Loan Document to (a) the preamble or any section means, unless the context otherwise requires, the preamble or a section of this Agreement or (b) any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

12.9 Survival and Binding Effect of Representations, Warranties, and Covenants. All agreements, representations, warranties, and covenants made herein by any Borrower shall survive the execution and delivery of this Agreement and shall continue in effect so long as any Obligation is outstanding, unpaid, or unperformed, notwithstanding any termination of this Agreement or any other Loan Document. All agreements, representations, warranties, and covenants made herein by any Borrower shall survive any bankruptcy or other insolvency proceedings involving any Borrower. Whenever in this Agreement or any other Loan Document there is reference made to any of the parties hereto or thereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of each Borrower and any of its Affiliates, and the participants, successors and assigns of Administrative Agent and each Lender, and all agreements, representations, warranties, and covenants in this Agreement or any other Loan Document shall be binding upon and shall inure to the benefit of, and be enforceable by, said successors and assigns.

76

12.10 Patriot Act. Administrative Agent hereby notifies each Borrower that, pursuant to the requirements of the Patriot Act, Administrative Agent and each Lender is required to obtain, verify and record information that identifies such Borrower and certain other Persons which information includes the name and address of each such Person and other information that will allow Administrative Agent to identify each such Person in accordance with the Patriot Act. In addition, if Administrative Agent or any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for each Borrower, each Guarantor and other Persons and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of each Borrower, each Guarantor and other Persons, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute reimbursable expenses hereunder and be for the account of such Borrower (which obligations are joint and several).

12.11 Limitation of Consequential Damages. In no event shall Administrative Agent, any Lender, or any of their respective Affiliates, or any employees, representatives, agents or attorneys of any of them be liable to any Borrower or to any Guarantor for any consequential, incidental, special, punitive, exemplary or other indirect losses or damages, arising out of, based on or in any way related to any Loan Document or the transactions contemplated by the Loan Documents, regardless of the legal basis for any such claim, and each Borrower hereby releases Administrative Agent therefrom.

12.12 Revival Clause. If the incurring of any debt by any Borrower or the payment of any money or transfer of property to Administrative Agent by or on behalf of any Borrower or any Guarantor should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Administrative Agent or any Lender is required to repay or restore any such voidable transfers or the amount or any portion thereof, or upon the advice of Administrative Agent’s legal counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys’ fees of Administrative Agent related thereto, the liability of each of each Borrower and each Guarantor shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made. The obligations under this Section 12.12 shall survive the termination of this Agreement and the other Loan Documents.

12.13 Jury Trial Waiver; Bond Waiver; Jurisdiction.

(a) WAIVER OF JURY TRIAL. EACH OF EACH BORROWER AND ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF EACH BORROWER, EACH LENDER, AND ADMINISTRATIVE AGENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF EACH BORROWER, EACH LENDER, AND ADMINISTRATIVE AGENT WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(b) WAIVER OF BOND. EACH BORROWER WAIVES THE POSTING OF ANY BOND OR OTHER FORM OF SECURITY OTHERWISE REQUIRED OF ADMINISTRATIVE AGENT IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ADMINISTRATIVE AGENT, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, AGREEMENT OR DOCUMENT BETWEEN ADMINISTRATIVE AGENT AND ANY BORROWER OR BY ANY BORROWER IN FAVOR OF ADMINISTRATIVE AGENT.

77

(c) EXCLUSIVE JURISDICTION. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF HOUSTON, COUNTY OF HARRIS, STATE OF TEXAS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, AND EXCEPT AS PROVIDED IN SECTION 12.13(d), ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

(d) OTHER JURISDICTIONS. EACH BORROWER AGREES THAT ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH BORROWER OR A MATERIAL PORTION OF ITS PROPERTY IN A COURT IN ANY LOCATION WITH RESPECT TO ALL DISPUTES BETWEEN THEM ARISING OUT OF, MATERIALLY CONNECTED WITH, RELATED TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND TO ENABLE ADMINISTRATIVE AGENT TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ADMINISTRATIVE AGENT. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIM IN ANY PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT TO REALIZE ON PROPERTY, COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ADMINISTRATIVE AGENT. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ADMINISTRATIVE AGENT HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION 12.13(d).

12.14 Notices. All notices required to be given to any party under any of the Loan Documents shall be deemed given upon the first to occur of (a) three (3) days after deposit thereof in a receptacle under the control of the United States Postal Service; (b) transmittal by electronic means, including facsimile or email, to a receiver under the control of such party; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) actual receipt by such party or an employee or agent of such party. For the purposes hereof, notices under any of the Loan Documents shall be sent to the following addresses or to such other addresses as each such party may in writing hereafter indicate:

ADMINISTRATIVE BORROWER:	Applied Optoelectronics, Inc.
Address:	13139 Jess Pirtle Blvd. Sugar Land, Texas 77478
Attn:	Stefan Murry
Email:	[***]

with copies to (which copies shall not constitute notice):	Kane Russell Coleman Logan PC
901 Main Street, Suite 5200 Dallas, Texas 75202 Tel 214.777.4266
Attn:	Charles E. Aster
Email:	caster@krcl.com

ADMINISTRATIVE AGENT:	BOKF, NA dba BOK Financial
Address:	1600 Broadway Denver, CO 80202
Attn:	ABL – Donna Medina
Email:	terrance.mckinney@bokf.com; ABL@bokf.com

with copies to (which copies shall not constitute notice):	Holland & Knight LLP One Arts Plaza, 1722 Routh Street, Suite 1500 Dallas, Texas 75201
Attn:	Anthony Herrera
Email:	anthony.herrera@hklaw.com

78

If notice to a Borrower of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given to Administrative Borrower in the manner specified in this Section 12.14 at least ten (10) calendar days before the date of intended disposition or other action. Each Borrower acknowledges that if it sends an email to Administrative Agent without encryption, there is a risk that such email may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

12.15 Duplicate Originals; Counterpart Execution; Electronic Execution. Two or more duplicate originals of any of the Loan Documents may be signed by the parties, each duplicate of which shall be an original but all of which together shall constitute one and the same instrument. Any Loan Document may be executed in several counterparts, without the requirement that all parties sign each counterpart. Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument. The delivery of an executed counterpart of a signature page to any Loan Document by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of such Loan Document. Each applicable Borrower shall promptly send an original of each counterpart to Administrative Agent, but any Borrower’s failure to do so shall not affect the validity, enforceability, and binding effect of any Loan Document. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither Administrative Agent or the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent, such L/C Issuer or such Lender pursuant to procedures approved by it; and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

12.16 Further Assurances. Each Borrower will from time to time, as requested by Administrative Agent, (a) obtain any consents and execute, deliver, endorse and authorize the filing or recording of, any conveyances, assignments, security agreements, financing statements, control agreements and any other agreements, documents and instruments, (b) cause Administrative Agent’s name to be noted as secured party on any certificate of title for titled Equipment and (c) take any actions, with respect to each of the foregoing, in order (i) to secure, protect, perfect, preserve or enforce Administrative Agent’s Liens on and security interests in any Collateral or Administrative Agent’s rights under any Loan Document, (ii) to comply with or accomplish the covenants and agreements of any Borrower under any Loan Document, (iii) to further evidence and more fully describe the Collateral, (iv) to correct any omissions in any Loan Document, or (v) more fully to state the security obligations set out in any Loan Document (but any failure to request or assure that any Borrower does any of the foregoing shall not affect or impair the validity, sufficiency or enforceability of any Loan Document or Administrative Agent’s Liens on or security interests in Collateral, regardless of whether any such action was taken in a similar context or on a prior occasion).

12.17 Retention of Records. Administrative Agent shall have no obligation to maintain or retain any documents, schedules, invoices, agings, records or other information (whether tangible or electronic) delivered to Administrative Agent by any Borrower in connection with any Loan Document for more than thirty (30) days after receipt by Administrative Agent.

79

12.18 Sharing of Information; Confidentiality. Administrative Agent and each Lender may share any information that it may have regarding any Borrower and any Borrower’s Affiliates with its accountants, lawyers, field examiners and other advisors, with any regulatory agency having jurisdiction over Administrative Agent or such Lender, with each of its Affiliates and with any Guarantor, including information that any Borrower indicates in writing is confidential (as used in this Section 12.18, “Confidential Information”). Administrative Agent and each Lender shall exercise reasonable efforts to keep Confidential Information confidential; provided that Administrative Agent and Lenders may communicate Confidential Information and any other information received pursuant to this Agreement and the other Loan Documents (a) to those Persons listed in the preceding sentence and to any other Person in accordance with the customary practices of commercial banks, (b) to any governmental authority having or purporting to have jurisdiction over Administrative Agent or any Lender, (c) to any other Person in connection with Administrative Agent’s sale of any participations in the Obligations or assignment of any rights and obligations of Administrative Agent under this Agreement or any other Loan Document, (d) to any Subordinated Creditor party to a Subordination Agreement, € to any other Person in connection with the exercise of Administrative Agent’s or any Lender’s rights hereunder or under any of the other Loan Documents, (f) to any Person in any litigation in which Administrative Agent is a party, or (g) to any Person if Administrative Agent believes in its sole discretion that disclosure is necessary or appropriate, to comply with any applicable law or in response to a subpoena, order or other legal process or informal investigative demand, whether issued by a court, judicial or administrative or legislative body or committee or other governmental authority. Notwithstanding the foregoing, information shall not be deemed to be Confidential Information to the extent such information (i) is available in the public domain, (ii) becomes available in the public domain other than as a result of unauthorized disclosure by Administrative Agent or any Lender or (iii) is acquired from a Person not known by Administrative Agent or any Lender to be in breach of an obligation of confidentiality to any Borrower.

12.19 Nature and Extent of each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Unless the context otherwise requires, all references to the term “Borrower” herein shall refer to Applied Optoelectronics and each other Borrower joined hereto from time to time and separately and to all of them jointly and each such Person shall be bound severally and jointly with the other.  The Obligations shall include all debts, liabilities and obligations owed to Administrative Agent and Lenders by Applied Optoelectronics or each other Borrower joined hereto from time to time solely or by all or any of them jointly or jointly and severally, but, with respect to each Borrower, shall exclude such Borrower’s Excluded Swap Obligations.  Applied Optoelectronics and each other Borrower joined hereto from time to time acknowledges and agrees that its joint and several liability on the Obligations is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by Administrative Agent or any Lender, and without limiting the generality of the foregoing, the joint and several liability of Applied Optoelectronics and each other Borrower joined hereto from time to time on the Obligations shall not be impaired by any acceptance by Administrative Agent of any other security for or guarantors of the Obligations or by any failure, neglect or omission on Administrative Agent’s or any Lender’s part to resort to any one or more of Applied Optoelectronics and each other Borrower joined hereto from time to time payment of the Obligations or to realize upon or protect any collateral security therefor.  The joint and several liability of Applied Optoelectronics and each other Borrower joined hereto from time to time on the Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the Revolving Advances or benefits of the Letters of Credit or for what purposes such credits and financial accommodations are used, and Applied Optoelectronics and each other Borrower joined hereto from time to time waives notice of Revolving Advance requests issued by, and Revolving Advances made to, any of Applied Optoelectronics and each other Borrower joined hereto from time to time.  Such joint and several liability of Applied Optoelectronics and each other Borrower joined hereto from time to time shall also not be impaired or affected by (and Administrative Agent, without notice to anyone, is hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any collateral security for the Obligations or of any guaranty thereof in accordance with the terms hereof (an “Obligor Release”). Each Borrower agrees that its obligations hereunder shall not be discharged until payment in full of the Obligations.

80

(b) Waivers. In order to enforce payment of the Obligations, foreclose or otherwise realize on any Collateral, or exercise any other rights granted hereunder or under any other Loan Document or under applicable law, Administrative Agent shall not be under any obligation at any time, and each Borrower hereby expressly waives all rights that it may have now or in the future to compel Administrative Agent or any Lender, to (i) marshal assets or otherwise to resort first to any Collateral, Liens, or any other property, rights or remedies whatsoever, or (ii) proceed against any other Person for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Administrative Agent shall have the right to enforce the Obligations irrespective of whether or not other proceedings or steps are pending, seeking resort to or realization upon or from any of the foregoing.  It is agreed among each Borrower, each Lender, and Administrative Agent that the provisions of this Section 12.19 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Advances and issue Letters of Credit. By its acceptance below, Applied Optoelectronics and each other Borrower joined hereto from time to time hereby expressly waives and surrenders any defense to its joint and several liability on the Obligations.  All property described in the definition of “Collateral” shall be included as Collateral, whether it is owned jointly by Applied Optoelectronics and each other Borrower joined hereto from time to time or is owned in whole or in part by one (or more) of them. Until all Obligations have been indefeasibly paid in full, no Borrower shall have any right of subrogation with respect to any other Borrower, and Applied Optoelectronics and each other Borrower joined hereto from time to time waives any right to enforce any remedy which Administrative Agent or any Lender now has or may hereafter have against any other Borrower or any other Person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Administrative Agent. Applied Optoelectronics and each other Borrower joined hereto from time to time further waives all rights and defenses it may have arising out of (A) any election of remedies by Administrative Agent, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Obligations, destroys any of the rights of subrogation or any rights to proceed against any other Borrower for reimbursement of Applied Optoelectronics and each other Borrower joined hereto from time to time, or (B) any loss of rights any Borrower may suffer by reason of any rights, powers or remedies of such Person in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the Obligations, whether by operation of law or otherwise, including any rights any of Applied Optoelectronics and each other Borrower joined hereto from time to time may have to a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Obligations.

(c) Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make the Facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Each Borrower believes that consolidation of the Facility will enhance the borrowing power of each Borrower and ease administration of the Facility, all to their mutual advantage. Each Borrower acknowledges that Administrative Agent’s and each Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at each Borrower’s request.

(d) Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Borrower and any other Guarantor, howsoever arising, to the payment in full of the Obligations.

(e) Notices. Notices from Administrative Agent sent pursuant to Section 12.14 to Administrative Borrower shall constitute notice to all of the Borrowers.  Directions, instructions, actions, representations, warranties or covenants, including Revolving Advance requests and requests for Letters of Credit, made by any Borrower to Administrative Agent shall be binding on all of them and Administrative Agent shall be entitled to conclusively presume that any action by any Borrower hereunder or under any other Loan Document is taken on behalf of any one or more of them, as the case may be, whether or not such Person so indicates.

81

12.20 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

12.21 Integrated Agreement and Subsequent Amendment.

(a) This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a writing. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Administrative Agent may modify this Agreement or any of the Loan Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Administrative Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Administrative Agent, and Borrowers may, subject to the provisions of this Section 11.21(b), from time to time enter into written supplemental agreements to this Agreement or the Loan Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Administrative Agent, or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment, or the maximum dollar amount of the Revolving Commitment of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 2.6(b) or of default rates of Letter of Credit fees (unless imposed by Administrative Agent));

(iii) except in connection with any increase pursuant to Section 2.1(e) hereof, increase the Maximum Revolving Credit Amount without the consent of each Lender directly affected thereby;

82

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 11.21(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 2.5(c) without the consent of all Lenders;

(vi) release all or substantially all of the Collateral during any calendar year (other than in accordance with the provisions of this Agreement) without the consent of all Lenders;

(vii) increase the Advance Rates above the Advance Rates in effect on the Effective Date without the consent of each Lender directly affected thereby;

(viii) release any Guarantor or Borrower without the consent of all Lenders;

(ix) without the consent of Administrative Agent, alter, amend, modify or waive the rights or duties of Administrative Agent;

(x) without the consent of the L/C Issuer, alter, amend, modify or waive the rights or duties of such L/C Issuer; or

(xi) without the consent of Swing Loan Lender, alter, amend, modify or waive the rights or duties of the Swing Loan Lender or increase the Maximum Swing Loan Advance Amount.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders, and Administrative Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Administrative Agent, and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) (i) If any action to be taken by the Lenders or Administrative Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, then Borrowers or Administrative Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(ii)Prior to the effective date of such replacement, the Non-Consenting Lender and each Replacement Lender shall execute and deliver an Assignment Agreement, subject only to the Non-Consenting Lender being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its pro rata share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender shall refuse or fail to execute and deliver any such Assignment Agreement prior to the effective date of such replacement, Administrative Agent may, but shall not be required to, execute and deliver such Assignment Agreement in the name or and on behalf of the Non-Consenting Lender and irrespective of whether Administrative Agent executes and delivers such Assignment Agreement, the Non-Consenting Lender shall be deemed to have executed and delivered such Assignment Agreement. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Revolving Commitments, and the other rights and obligations of the Non-Consenting Lender hereunder and under the other Loan Documents, the Non-Consenting Lender shall remain obligated to make the Non-Consenting Lender’s pro rata share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its pro rata share of participations in such Letters of Credit.

[The remainder of the page intentionally left blank.]

83

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the Effective Date.

BORROWERS:

APPLIED OPTOELECTRONICS, INC.

By: /s/ Stefan Murry

Name:Stefan Murry

Title:Chief Financial Officer

Signature Page to Loan and Security Agreement

84

ADMINISTRATIVE AGENT:

BOKF, NA dba BOK Financial

By: /s/ Jeff Childs

Name:Jeff Childs

Title:Vice President

Signature Page to Loan and Security Agreement

85

LENDERS:

BOKF, NA dba BOK Financial

By: /s/ Jeff Childs

Name:Jeff Childs

Title:Vice President

Signature Page to Loan and Security Agreement

86